UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Popular, Inc.
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Popular, Inc. 209 Muñoz Rivera Avenue San Juan, Puerto Rico 00918
Notice of 2016 Annual Meeting of Stockholders and Proxy Statement Tuesday, April 26, 2016 9:00 a.m. (local time) Popular Center Building PH Floor 209 Muñoz Rivera Avenue San Juan, Puerto Rico

March 9, 2016

To the stockholders of Popular, Inc.:

The 2016 Annual Meeting of Stockholders of Popular, Inc. (the “Corporation”) will be held at 9:00 a.m., local time, on April 26, 2016, on the PH Floor of the Popular Center Building at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico. At the meeting stockholders will consider and act upon the following matters:

(1) To elect three directors assigned to “Class 2” of the Board of Directors of the Corporation for a three-year term;

(2) To approve an advisory vote of the Corporation’s executive compensation;

(3) To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016; and

(4) To consider such other business as may be properly brought before the meeting or any adjournments thereof. At present, management knows of no other business to be brought before the meeting.

Only stockholders of record at the close of business on February 26, 2016 are entitled to notice of, and to vote at, the meeting.

We encourage you to attend the meeting, but even if you cannot attend, it is important that your shares are represented and voted. Whether or not you plan to attend, please vote as soon as possible so that the Corporation may be assured of the presence of a quorum at the meeting. You may vote via the Internet, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

In San Juan, Puerto Rico, on March 9, 2016.

By Order of the Board of Directors,

Javier D. Ferrer

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2016: This Proxy Statement and our 2015 Annual Report are available at www.popular.com and www.proxyvote.com.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. You should read this summary together with the more detailed information that is contained in the rest of this Proxy Statement.

ANNUAL MEETING OF STOCKHOLDERS

➤ Date and Time:	April 26, 2016, at 9:00 a.m., local time.

➤ Place:	Popular Center Building, PH Floor 209 Muñoz Rivera Ave. San Juan, Puerto Rico

➤ Record Date:	February 26, 2016

➤ Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

➤ Attendance:	All stockholders may attend the meeting. Even if you plan to attend, please vote as soon as possible.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Agenda Item	Board Recommendation

Election of three “Class 2” directors for a three-year term	FOR EACH NOMINEE
Approval of an advisory vote of the Corporation’s executive compensation	FOR
Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016	FOR
Consider such other business as may be properly brought before the meeting or any adjournments thereof

DIRECTOR NOMINEES

We are asking you to vote “FOR” all of the director nominees listed below. In 2015, each director attended at least 75% of the Board meetings and committee meetings on which he sits. The table below provides summary information about each director nominee.

Nominee	Age	Director Since	Term	Principal Occupation

Joaquín E. Bacardí, III	50	2013	three-years	President and CEO Bacardí Corporation
John W. Diercksen	66	2013	three-years	Principal Greycrest, LLC
David E. Goel	46	2012	three-years	Managing General Partner Matrix Capital Management Company, LP

CORPORATE GOVERNANCE HIGHLIGHTS

•	8 of 9 directors are independent
•	Majority vote for directors
•	Independent Lead Director
•	Board oversight of risk management
•	Succession planning at all levels, including for Board and CEO
•	Director retirement at age 72
•	Annual Board and committee self-assessments
•	Executive sessions of non-management directors
•	Continuing director education
•	Executive and director stock ownership requirements. Pledged stock does not count toward meeting such requirements
•	Pledging the Corporation’s common stock as collateral for loans is not allowed, except with respect to certain grandfathered loans
•	Directors and executive officers are not allowed to engage in speculative transactions in securities of the Corporation

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ADVISORY VOTE TO APPROVE THE CORPORATION’S EXECUTIVE COMPENSATION

We are requesting your advisory vote to approve the compensation of our named executive officers (“NEOs”). While this vote is advisory, and not binding on us, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. At our annual stockholders’ meeting held in April 2015, the vast majority of the Corporation’s voting stockholders (95.66% of shares voted) expressed support for our executive compensation policies and procedures.

Compensation Guiding Principles

The Corporation’s overarching compensation philosophy has always been to provide executive officers with pay that is linked to performance and aligned with the long-term interests of our stockholders. Performance-based short- and long-term incentives represent a significant portion of our executive officers’ target total compensation opportunity (72% for the CEO, 65% for the President/COO and 62% for all others). Between 50% and 60% of those incentives are equity-based, with one-half of the target award based on the Corporation’s future performance with regard to total shareholder return and earnings per share.

Our compensation program also subjects our executives’ compensation to a clawback policy and is designed to discourage excessive or unnecessary risk taking through the adequate balance of short-term and long-term incentives, thresholds and caps to limit payouts, and a mix of financial and non-financial goals, among other design features. Our executive officers are also subject to stock ownership requirements.

2015 Business Performance

The Corporation achieved strong results along multiple fronts in 2015, notwithstanding the increasingly challenging fiscal and economic situation in its main market of Puerto Rico. For 2015, the Corporation reported net income of $895.3 million. After adjusting for certain extraordinary or nonrecurring items net income was $374.8 million, representing a 23% increase when compared to 2014. The Corporation strengthened its leadership position in Puerto Rico and experienced strong commercial loan growth in the mainland United States, while reinstating a quarterly common stock dividend and maintaining strong capital levels.

The price of our stock did not reflect our accomplishments during 2015. We believe our stock price has been and continues to be influenced by the instability and uncertainty surrounding Puerto Rico’s fiscal and economic situation – particularly after the announcement in late June that the Government of Puerto Rico would not be able to meet its debt obligations – and the overall negative views of the stock market and the financial services sector in particular. While our stock significantly outperformed other Puerto Rico banks, it continues to lag behind when compared to the KBW NASDAQ Bank Index.

Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Corporation’s executive compensation program.

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AUDITORS

As a matter of good corporate governance, we are asking you to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. The following table summarizes the fees billed by PricewaterhouseCoopers LLP to us for 2015 and 2014:

	December 31, 2015	December 31, 2014

Audit Fees	$6,822,022	$6,617,229
Audit-Related Fees (a)	839,098	1,019,742
Tax Fees (b)	118,022	142,626
All Other Fees (c)	45,485	17,000

	$7,824,627	$7,796,597

(a)	Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 16 reports.

(b)	Includes fees associated with tax return preparation and tax consulting services.

(c)	Includes software licensing fees.

2017 ANNUAL MEETING

• Deadline for stockholder proposals for inclusion in the Corporation’s proxy statement:	November 9, 2016
• Period for submitting stockholder proposals and nominations for directors to be considered at the 2017 annual meeting:	October 28, 2016 – January 26, 2017

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GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Popular, Inc. (the “Corporation”) for use at the 2016 Annual Meeting of Stockholders of the Corporation to be held on April 26, 2016, at 9:00 a.m., local time, on the PH Floor of the Popular Center Building at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the matters to be acted upon at the meeting, the voting process, the Board of Directors of the Corporation, Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the meeting?

At the meeting, stockholders will act upon the matters outlined in the accompanying Notice of Meeting, including:

•	the election of three “Class 2” directors for a three-year term;

•	the approval of an advisory vote of the Corporation’s executive compensation;

•	the ratification of the appointment of the Corporation’s independent registered public accounting firm for 2016; and

•	to consider such other business as may be properly brought before the meeting or any adjournments thereof.

In addition, management will report on the affairs of the Corporation.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of the proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, the Corporation is sending a Notice of Internet Availability of Proxy Materials to most of our stockholders. We believe this method of distribution makes the proxy distribution process more efficient, less costly and reduces our impact on the environment. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. The Corporation encourages you to take advantage of the availability of the proxy materials on the Internet.

The Notice of Internet Availability of Proxy Materials, as well as this Proxy Statement and proxy card, were first sent to stockholders on or about March 9, 2016.

Why didn’t I receive a notice in the mail regarding Internet availability of proxy materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials. In addition, we are providing a Notice of Internet Availability of Proxy Materials by e-mail to some stockholders, including those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the materials are available and a link to the proxy voting website.

What is “householding”?

In accordance with a notice sent to certain street name stockholders who share a single address, stockholders at a single address will receive only one copy of this Proxy Statement and our 2015 Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for stockholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement and our 2015 Annual Report or Notice of Internet Availability of Proxy Materials, you may call 1-800-542-1061, or send a written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

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General Information

What is included in the proxy materials?

The proxy materials include this Proxy Statement and the Corporation’s Annual Report on Form 10-K with the audited financial statements for the year ended December 31, 2015, duly certified by PricewaterhouseCoopers LLP, as independent registered public accounting firm. The proxy materials also include the Notice of Annual Meeting of Stockholders. If you receive or request that paper copies of these materials be sent to you by mail, the materials will also include a proxy card.

How many votes do I have?

You will have one vote for every share of the Corporation’s common stock, par value $0.01 per share, you owned as of the close of business on February 26, 2016, the record date for the meeting (the “Record Date”).

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the Corporation’s 103,669,107 shares of common stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m., Eastern Time, the day before the meeting will be voted. Shares may also be voted in person at the meeting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting so that we know as soon as possible that enough votes will be present for us to hold the meeting.

What vote is required and how are abstentions and broker non-votes treated?

To be elected, director nominees must receive a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). For additional information relating to the election of directors, see “Proposal 1: Election of Directors.” Broker non-votes and abstentions will not be counted as either a vote cast for or a vote cast against the nominee and, therefore, will have no effect on the results for the election of directors.

For the advisory vote related to executive compensation, the ratification of the appointment of our independent registered public accounting firm and any other item voted upon at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such item will be required for approval. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

Can I vote if I participate in one of the Corporation’s employee stock plans?

Yes. Your vote will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m., Eastern Time, on April 22, 2016.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

•	“FOR” each nominee to the Board;

•	“FOR” the advisory vote related to executive compensation; and

•	“FOR” the ratification of the appointment of the Corporation’s independent registered public accounting firm for 2016.

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General Information

How do I vote?

You can vote either in person at the meeting or by proxy.

To vote by proxy, you must either

•	vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card;

•	vote by telephone by calling the toll-free number found on your proxy card; or

•	vote by mail if you receive or request paper copies of the proxy materials, by filling out the proxy card and sending it back in the envelope provided. To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

If you want to vote in person at the meeting, and you hold your common stock through a securities broker or nominee (i.e., in “street name”), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Who will bear the cost of soliciting proxies for the meeting?

The cost of soliciting proxies for the meeting will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson Inc. to aid in the solicitation of proxies. The cost is estimated at $8,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers and employees of the Corporation may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you may change your vote at any time before the meeting. To do so, you may cast a new vote by telephone or over the Internet, send in a new proxy card with a later date, or send a written notice of revocation to the President or Secretary of Popular, Inc. (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the meeting and want to vote in person, you may request that your previously submitted proxy not be used.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple Notices of Internet Availability of Proxy Materials or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive separate Notices of Internet Availability of Proxy Materials or proxy cards for each brokerage account in which you hold shares. You should exercise your vote in connection with each set of voting materials as they represent different shares.

Could other matters be decided at the meeting?

The Board does not intend to present any matters at the meeting other than those described in the Notice of Meeting. However, if any new matter requiring the vote of the stockholders is properly presented before the meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters. The Board at this time knows of no other matters which may come before the meeting and the Chairman of the meeting will declare out of order and disregard any matter not properly presented.

What happens if the meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Electronic Delivery of Annual Meeting Materials

You will help the Corporation protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via the Internet. You may sign up for this service after voting on the Internet at www.proxyvote.com. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

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PRINCIPAL STOCKHOLDERS

The following table presents certain information as of December 31, 2015 with respect to any person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), who is known by the Corporation to beneficially own more than five percent (5%) of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	7,896,101	7.6%
Diamond Hill Capital Management, Inc. (3) 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	6,873,665	6.6%
Hotchkins and Wiley Capital Management, LLC (4) 725 S. Figueroa Street 39th Fl, Los Angeles, CA 90017	6,816,490	6.5%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	6,377,260	6.1%

(1)  For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2)  Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group reflecting its common stock holdings as of December 31, 2015.

(3)  Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016 by Diamond Hill Capital Management, Inc. reflecting its common stock holdings as of December 31, 2015.

(4)  Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2016 by Hotchkins and Wiley Capital Management, LLC reflecting its common stock holdings as of December 31, 2015.

(5)  Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) reflecting its common stock holdings as of December 31, 2015. The Corporation has been informed by Price Associates that the securities are owned by various individuals and institutions for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the 1934 Act, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates has informed the Corporation that it expressly disclaims that it is, in fact, the beneficial owner of such securities.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the beneficial ownership of the Corporation’s common stock and preferred stock as of February 12, 2016 for each director and nominee for director and each NEO, defined as the executive officers listed in the Summary Compensation Table included in the “Compensation Discussion and Analysis” section of this Proxy Statement, and by all directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group.

Common Stock

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Joaquín E. Bacardí, III	23,419		*
Alejandro M. Ballester	20,156	(3)	*
Richard L. Carrión	434,635	(4)	*
John W. Diercksen	8,426		*
María Luisa Ferré	71,723	(5)	*
David E. Goel	4,635		*

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Principal Stockholders

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

C. Kim Goodwin	31,688		*
William J. Teuber, Jr.	47,833		*
Carlos A. Unanue	117,904	(6)	*
Ignacio Alvarez	91,521	(7)	*
Javier D. Ferrer	21,155		*
Lidio V. Soriano	47,034		*
Carlos J. Vázquez	111,723	(8)	*
All directors, Named Executive Officers, executive officers and the Principal Accounting Officer and Comptroller as a group (22 persons as a group)	1,324,672		1.28%

Preferred Stock

Name	Title of Security	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

María Luisa Ferré	8.25% Preferred Stock	4,175	(9)	*
All directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group (22 persons as a group)	8.25% Preferred Stock	4,175		*

(1)  For purposes of the table above, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act. It includes shares granted under the Corporation’s 2004 Omnibus Incentive Plan and the Senior Executive Long-Term Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Bacardí, 8,831; Mr. Ballester, 13,815; Mr. Carrión, 145,486; Mr. Diercksen, 8,355; Ms. Ferré, 26,608; Mr. Goel, 4,593; Ms. Goodwin, 21,495; Mr. Teuber, 37,067; Mr. Unanue, 24,596; Mr. Alvarez, 45,031; Mr. Ferrer, 21,065; Mr. Soriano, 25,796; and Mr. Vázquez, 37,933, which represent 573,386 shares for all directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group. As of February 12, 2016, there were 103,661,164 shares of common stock outstanding and 1,120,665 shares of 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B, outstanding.

(2)  “*” indicates ownership of less than 1% of the outstanding shares of common stock or 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B.

(3)  Includes 1,215 shares owned by Mr. Ballester’s children.

(4)  Mr. Carrión owns 349,249 shares and also has indirect investment power over 23 shares owned by his youngest son and 3,408 shares owned by his wife. Mr. Carrión has 53,151 shares pledged as collateral. Mr. Carrión has a 16.99% ownership interest in Junior Investment Corporation, a family investment vehicle, which owns 482,266 shares, of which 81,955 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 463,379 shares pledged as collateral.

(5)  Ms. Ferré has direct or indirect investment and voting power over 71,723 shares. Ms. Ferré owns 27,687 shares and has indirect investment and voting power over 43,739 shares owned by The Luis A. Ferré Foundation and 297 shares owned by RANFE, Inc.

(6)  Includes 75,731 shares held by Mr. Unanue’s mother, over which Mr. Unanue disclaims beneficial ownership. Mr. Unanue has an 8.33% interest in Island Can Corporation, of which he is General Manager, and which owns 64,000 shares, of which 5,331 are included in the table as part of Mr. Unanue’s holdings and over which he disclaims beneficial ownership.

(7)  Includes 13,587 shares as to which Mr. Alvarez has a 50% undivided interest pending liquidation of the estate of his deceased spouse.

(8)  Includes 18,760 shares held by various family members, over which Mr. Vázquez has investment authority.

(9)  Reflects shares owned by Ms. Ferré’s husband.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Corporation’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities. Officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2015, all filing requirements applicable to its officers and directors were satisfied.

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Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and the Restated By-laws of the Corporation establish a classified Board which is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. At the meeting, three directors assigned to “Class 2” will be elected to serve until the 2019 annual meeting of stockholders or until their respective successors are duly elected and qualified. The remaining six directors of the Corporation will continue to serve as directors, as follows: three directors assigned to “Class 3,” until the 2017 annual meeting of stockholders of the Corporation and three directors assigned to “Class 1,” until the 2018 annual meeting of stockholders, or in each case until their successors are duly elected and qualified.

The persons named as proxies have advised the Corporation that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies “FOR” the election of the three nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares “FOR” the election of such substitute nominees as the Board may propose. The Corporation has no knowledge that any nominee will become unavailable for election. The Board recommends a vote “FOR” each nominee to the Board.

The Corporation’s Restated By-laws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). All nominees are currently serving on the Board. If stockholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director continues to serve on the Board as a “holdover director.” Under the Corporation’s Restated By-laws and Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast must tender his or her resignation to the Board. In that situation, the Corporation’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.

The Board met 10 times during 2015. All directors attended 75% or more meetings of the Board and the meetings of committees of the Board on which such directors served. While the Corporation has not adopted a formal policy with respect to directors’ attendance at the meetings of stockholders, the Corporation encourages directors to attend all meetings. All of the Corporation’s directors, except Mr. Unanue, attended the 2015 annual meeting of stockholders and all directors are expected to attend the 2016 annual meeting.

Information relating to participation in the Corporation’s committees, age, principal occupation, business experience during the past five years (including positions held with the Corporation or its subsidiaries and the period during which each director has served in such capacity), directorships and qualifications with respect to each director is set forth below. All of the Corporation’s directors are also directors of the following subsidiaries of the Corporation: Banco Popular de Puerto Rico (“BPPR”), Popular North America, Inc. and Banco Popular North America, which operates under the name Popular Community Bank.

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Proposal 1: Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS AND OTHER DIRECTORS

Nominees for Election – Class 2 Directors

(terms expiring 2019)

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

Joaquín E. Bacardí, III Age 50 Board Member since 2013

President and Chief Executive Officer of Bacardi Corporation, a major producer and distributor of rum and other spirits, since April 2008.

Mr. Bacardí has extensive experience in the development and implementation of international marketing, sales and distribution strategies acquired throughout more than 23 years at various Bacardi companies and 3 years as Product Manager of Nestlé of Puerto Rico. As President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí directs and manages all business operations with full profit and loss responsibilities and government relations for Bacardi in the Caribbean, Mexico, Central and South America. Bacardi Corporation is a privately-held business with approximately $300 million in assets and annual revenues of approximately $150 million during 2015. Prior to becoming President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí held positions in various Bacardi enterprises where, among other things, he was responsible for the development of all global communication strategies for Bacardi Limited’s whisky portfolio, with total sales of approximately $400 million, and supervision of marketing for all Bacardi brands globally. Mr. Bacardí’s vast experience in business operations in Puerto Rico and across various international markets, as well as his expertise in global communication strategies, have been of great benefit to the Board.

John W. Diercksen Age 66 Board Member since 2013

Principal of Greycrest, LLC, a privately-held financial and operational advisory services company, since October 2013. Chief Executive Officer of Beachfront Wireless LLC, a privately-held investment entity organized to participate in a Federal Communications Commission airwaves auction, since December 2015. Senior Advisor at Liontree Investment Advisors, an investment banking firm, since April 2014. Executive Vice President of Verizon Communications, Inc. from January 2013 to September 2013. Executive Vice President – Strategy, Development and Planning of Verizon Communications, Inc. from June 2003 to December 2012. Director of Harman International Industries, Incorporated, an audio and infotainment equipment company, since June 2013 and of Intelsat, S.A., a communications satellite services provider, since September 2013.

Mr. Diercksen has 29 years of experience in the communications industry. During his tenure at Verizon, a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services, Mr. Diercksen was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. He possesses a vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning. Mr. Diercksen’s extensive senior leadership experience, together with his financial and accounting expertise, position him well to advise the Board and senior management on a wide range of strategic and financial matters.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

David E. Goel Age 46 Board Member since 2012

Co-founder and Managing General Partner of Matrix Capital Management Company, LP. Member of the Board of Directors of Univision Communications, Inc., a privately held media company, since January 2014. Trustee of Philips Exeter Academy since 2013, of the Museum of Fine Arts, Boston since 2010 and of The Meadowbrook School of Weston, MA since 2009.

During his 23-year career as a fundamentals-focused value investor, Mr. Goel has developed a comprehensive understanding of corporate finance, venture capital, and public investing. Having founded Matrix Capital Management in 1999, Mr. Goel has built a 17-year investment track record. Through sound and responsible investing for the Matrix Fund, he gained valuable insight into global financial markets and corporate best practices. His experience in the investment management industry allows him insight into the needs of the financial services business, providing extensive knowledge of risk management and corporate governance to the Board. Mr. Goel’s service as a fund manager, trustee, and board member of other organizations provides him with a unique expertise and global perspective to assist the Board with its oversight of the Corporation.

Class 3 Directors

(terms expiring 2017)

María Luisa Ferré Age 52 Board Member since 2004

President and CEO of Grupo Ferré Rangel since 1999 and, since 2001, of FRG, Inc., the holding company for GFR Media, LLC (formerly El Día, Inc.), entity that publishes El Nuevo Día, Primera Hora and Indice, Puerto Rico newspapers. Member of the Board of Directors of GFR Media, LLC since 2003 and Chair since 2006. Publisher of El Nuevo Día, Puerto Rico’s most widely read and influential newspaper, and Primera Hora since 2006 and Indice since 2012. President and Trustee of the Luis A. Ferré Foundation since 2003. Trustee and Vice President of the Ferré Rangel Foundation since 1999.

Ms. Ferré is the President and CEO of Grupo Ferré Rangel, a privately-owned business and the largest communications and media group in Puerto Rico with consolidated assets of approximately $310 million and annual net revenues of approximately $249 million as of December 31, 2015. Grupo Ferré Rangel also operates a real estate division in Puerto Rico and the mainland United States and owns a distribution company in Puerto Rico. She holds positions as director and officer of numerous entities related to the Grupo Ferré Rangel. She serves as director and trustee of philanthropic and charitable organizations related to fine arts and education. As a result of these experiences, Ms. Ferré posses a deep understanding of the Corporation’s main market and has developed management and oversight skills that allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Corporation.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

C. Kim Goodwin Age 56 Board Member since 2011

Private investor since 2008. Non-executive director of PineBridge Investments, LLC, a global asset management boutique with over $84.5 billion in assets under management, since May 2011. Director of Akamai Technologies, Inc., a technology and Internet corporation with more than $2.2 billion in annual revenues as of December 31, 2015, from October 2008 to May 2013, and prior to that from January 2004 to November 2006. Trustee-Director of various equity funds within the Allianz Global Investors family of funds from June 2010 to October 2014.

Ms. Goodwin’s experience as chief investment officer at several global financial services firms provides the Board with valuable insight into the perspective of institutional investors. Her analytical skills and understanding of global financial markets are also valuable assets for the Corporation. Ms. Goodwin also provides the Corporation with valuable insight in the area of the use of technology by financial firms.

William J. Teuber, Jr. Age 64 Board Member since 2004

Vice Chairman of EMC Corporation since 2006, Executive Vice President since 2001 and Chief Financial Officer from 1997 to 2006. Director of Inovalon, Inc., a provider of data driven healthcare solutions and of Pivotal Software, Inc., a subsidiary of EMC, since April 2013. Trustee of the College of the Holy Cross since September 2009.

Mr. Teuber has significant financial and financial reporting expertise, which he acquired as a Partner in Coopers & Lybrand LLP from 1988 to 1995 and then as Chief Financial Officer of EMC Corporation from 1996 to 2006. EMC is a world leader in information infrastructure technology and solutions with $24.7 billion in revenues during the year ended December 31, 2015. At EMC he demonstrated vast management and leadership skills as he led EMC’s worldwide finance operation and was responsible for all of its financial reporting, balance sheet management, foreign exchange, audit, tax and investor relations function. Currently Mr. Teuber assists the Chairman, President and Chief Executive Officer of EMC in the day-to-day management of EMC. Mr. Teuber’s experience with a multinational company provides the Board with a unique global perspective.

Class 1 Directors (Terms expire 2018)
Alejandro M. Ballester Age 49 Board Member since 2010

President of Ballester Hermanos, Inc., a major food and beverage distributor in Puerto Rico, since 2007.

Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through over 25 years of experience at Ballester Hermanos, Inc., a privately-owned business dedicated to the importation and distribution of grocery products, as well as beer, liquors and wine for the retail and food service trade in Puerto Rico. As of December 31, 2015, Ballester Hermanos had approximately $104 million in assets and annual revenues of approximately $288 million. Mr. Ballester is familiar with the challenges faced by family-owned businesses, which constitute an important market segment for the Corporation’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999, which today accounts for 36% of the firm’s revenues. As a director of Government Development Bank for Puerto Rico and member of its audit and investment committees during 2009, Mr. Ballester obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester have been of great value to the Board.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

Richard L. Carrión Age 63 Board Member since 1991

Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to January 2009 and from May 2010 to September 2014. Chairman of BPPR since 1993 and CEO since 1989. President of BPPR from 1985 to 2004 and from May 2010 to September 2014. Chairman and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of the Corporation. Director of the Federal Reserve Bank of New York from January 2008 to December 2015. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1991. Chairman and Director of Popular Community Bank Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. since 1995. Member of the Executive Board of the International Olympic Committee from 2004 to 2012 and Chairman of the International Olympic Committee Finance Commission from 2002 to 2013.

Mr. Carrión’s 40 years of banking experience, 31 heading the Corporation, Puerto Rico’s largest financial institution, give him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well-recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry led him to become a director of the Federal Reserve Bank of New York for eight years.

Carlos A. Unanue Age 52 Board Member since 2010

President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Mr. Unanue has 29 years of experience at Goya Foods, Inc., a privately-held family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic food, as well as to the food processing and canned food manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of the Corporation’s two main markets, Puerto Rico and the United States. His experience in distribution, sales and marketing has provided him with the knowledge and experience to contribute to the development of the Corporation’s business strategy, while his vast experience in management at various Goya entities has allowed him to make valuable contributions to the Board in its oversight functions.

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Proposal 1: Election of Directors

MEMBERSHIP IN BOARD COMMITTEES

	Name	Audit	Compensation	Corp. Gov. & Nominating	Risk

Class 1	Alejandro M. Ballester
Richard L. Carrión
Carlos A. Unanue

Class 2	Joaquín E. Bacardí, III
John W. Diercksen
David E. Goel

Class 3	María Luisa Ferré
C. Kim Goodwin
William J. Teuber, Jr. (lead director)

Member	Chair	Financial Expert

COMPENSATION OF DIRECTORS

Under the terms of the compensation package for non-employee directors of the Corporation in effect since July 2004, each non-employee director receives an annual retainer of $20,000, and directors that are elected to chair any Board committee receive an additional $5,000 annual retainer. The retainer may be paid in either cash or restricted stock under the Corporation’s 2004 Omnibus Incentive Plan, at the director’s election. The directors also receive an annual grant of $35,000 payable in the form of restricted stock under the 2004 Omnibus Incentive Plan. These payments represent compensation for the twelve-month period commencing on the date of the annual meeting of stockholders.

In addition, non-employee directors receive $1,000 for each Board or committee meeting attended and the lead director receives an annual $10,000 grant, all payable in either cash or restricted stock under the Corporation’s 2004 Omnibus Incentive Plan at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Any dividends paid on the restricted stock during the vesting period are reinvested in shares of common stock. Separate fees are paid for Board and committee meetings when they occur on the same day.

The Corporation reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings, participating in continuing director education programs and for other Corporation-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes). The following table provides compensation information for the Corporation’s non-employee directors during 2015.

2015 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Joaquín E. Bacardí, III	$58,000	$35,000	—	—	—	—	$93,000
Alejandro M. Ballester	71,000	35,000	—	—	—	—	106,000
John W. Diercksen	68,000	35,000	—	—	—	—	103,000
María Luisa Ferré	59,000	35,000	—	—	—	—	94,000
David E. Goel	53,000	35,000	—	—	—	—	88,000
C. Kim Goodwin	73,000	35,000	—	—	—	—	108,000
William J. Teuber, Jr.	88,000	35,000	—	—	—	—	123,000
Carlos A. Unanue	71,000	35,000	—	—	—	—	106,000

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Corporate Governance

(a)  Represents the cash value of fees earned by non-employee directors for attending the Corporation’s Board and committee meetings, the annual retainer and a $10,000 grant in the case of Mr. Teuber, the lead director. During 2015, all members of the Board, except Messrs. Ballester and Goel, elected to receive the annual retainer and meeting fees in restricted stock instead of cash.

(b)  Represents the payment of an annual grant of $35,000 payable in shares of restricted stock under the Corporation’s 2004 Omnibus Incentive Plan.

The Corporate Governance and Nominating Committee has primary responsibility for recommending director compensation levels, subject to approval by the full Board. The Corporate Governance and Nominating Committee engaged Meridian Compensation Partners, LLC, a compensation consultant, to perform an analysis of the Corporation’s non-employee director compensation. Compensation was compared to 17 peer banks, all publicly traded companies similar in asset size to the Corporation. Meridian concluded that the Corporation’s director compensation program was below the 25th percentile of the peer banks.

After considering peer practices and various compensation structures and upon recommendation of the Corporate Governance and Nominating Committee, on December 11, 2015, the Board unanimously approved the following director annual compensation program:

•	Grant of $100,000 payable in the form of restricted stock;

•	Retainer of $50,000;

•	Payment of $15,000 to each of the Audit and Risk Committee Chairs;

•	Payment of $10,000 to each of the Compensation and Corporate Governance and Nominating Committee Chairs; and

•	Grant of $20,000 to the lead director payable in the form of restricted stock.

Under the revised program, fees for attending Board and committee meetings have been eliminated. All of the annual payments except the annual grant and the lead director grant may be paid in either cash or restricted stock under the Corporation’s 2004 Omnibus Incentive Plan, at the director’s election. The new compensation structure will be effective for the twelve-month period commencing on the date of the 2016 annual meeting.

Each non-employee director must own common stock with a dollar value equal to five times his or her annual retainer. Non-employee directors are required to achieve that ownership level within three years of being named or elected as a director. Stock that has been pledged does not count towards meeting ownership requirements. Pledging of common stock as collateral for loans or in margin accounts is prohibited, except with respect to certain grandfathered loans. Each director and nominee for director is currently in compliance with his or her common stock ownership requirements.

CORPORATE GOVERNANCE

The Corporation maintains a corporate governance section on its website at www.popular.com where investors may find copies of its principal governance documents. The corporate governance section of the Corporation’s website contains, among others, the following documents:

Code of Ethics

Audit Committee Charter

Corporate Governance and Nominating Committee Charter

Corporate Governance Guidelines

Compensation Committee Charter

BOARD OF DIRECTORS’ INDEPENDENCE

The Corporation has a majority of independent directors. The Board has determined that all of its directors and nominees, other than Mr. Carrión, have no material relationship with the Corporation and are independent under the director independence standards of The NASDAQ Stock Market (“NASDAQ”).

As part of the process to determine Ms. Ferré’s independence, the Board considered payments made by the Corporation in the ordinary course of business to various entities related to Ms. Ferré in connection with advertising activities of the Corporation and its affiliates.

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Corporate Governance

During 2015, the independent directors regularly held executive or private sessions without the Corporation’s management after regularly scheduled Board meetings.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Corporation does not have a policy on whether the Chairman and Chief Executive Officer (“CEO”) positions should be separate or combined. Since 1994, Mr. Carrión has served as the Corporation’s Chairman and CEO. The Board believes that this leadership structure best serves the interests of the Corporation as it allows for a clearly defined leadership role and for increased efficiency and tighter leadership coordination. It also allows the CEO to work more closely and collegially with the members of the Board to establish the direction of the Corporation. The Board continually evaluates the Corporation’s leadership structure and could in the future decide not to combine the Chairman and CEO positions if it understands that doing so would serve the best interests of the Corporation. Furthermore, as part of this continuous evaluation of Board leadership structure, the Board oversees CEO succession.

The Corporation’s Corporate Governance Guidelines require the designation of a lead director when the Chairman of the Board is not an independent director. The lead director is an independent director elected annually by a majority of the independent members of the Board. On February 19, 2016, Mr. Teuber was reappointed as the lead director. The Corporate Governance Guidelines provide that the lead director will have the following responsibilities:

•	preside over all meetings of the Board at which the Chairman is not present;

•	preside over executive sessions of the independent directors;

•	act as the liaison between the independent directors and the Chairman;

•	have authority to call meetings of independent directors;

•	assist the other independent directors by ensuring that independent directors have adequate opportunities to meet in executive sessions and communicate to the CEO, as appropriate, the results of such sessions and other private discussions among outside directors;

•	assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board;

•	serve as the contact person to facilitate communications requested by major stockholders with independent members of the Board;

•	approve, in collaboration with the CEO, meeting agendas and information sent to the Board;

•	approve, in collaboration with the CEO, meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman is unable to act;

•	interview Board candidates;

•	recommend to the Corporate Governance and Nominating Committee nominees to Board committees and sub-committees as may come to the lead director’s attention;

•	ensure the Board works as a cohesive team;

•	make such recommendations to the Board as the lead director shall deem appropriate for the retention of consultants who will report to the Board; and

•	retain consultants, with the approval of the Board, as the lead director and the Board deem appropriate.

The Board has a significant role in the risk oversight of the Corporation. The Board has a Risk Management Committee that is responsible for the review, approval and monitoring of the Corporation’s risk management policies that measure, limit and manage the Corporation’s risks, including operational, liquidity, interest rate, market, legal, compliance and credit risks, while seeking to maintain the effectiveness and efficiency of the operating and business processes. The Committee also participates in the review and approval of the Corporation’s allowance for loan and lease losses on a quarterly basis. In order to carry out its responsibilities, the Risk Management Committee regularly meets with management to assess the major risks of the Corporation. In addition, the Committee is responsible for the review and approval of the annual company-run capital stress testing pursuant to the Dodd-Frank Wall Street Reform and Consumer

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Corporate Governance

Protection Act. The Corporation’s Chief Risk Officer, as well as the CEO, President and Chief Operating Officer, Chief Financial Officer and Chief Legal Officer participate in the meetings of the Risk Management Committee and inform the Committee of specific risk analyses, as well as general business risks relating to the environment in which the Corporation operates and the Corporation’s general risk profile. After each meeting, the Risk Management Committee reports to the Board in full. Whenever it is deemed appropriate, management gives presentations to the Board in full in connection with specific risks, such as those related to compliance and information security, among others.

The Audit Committee assists the Board in the oversight of accounting and financial reporting principles and policies, internal controls and procedures, and controls over financial reporting. The Audit Committee reviews reports from management, independent auditors, internal auditors, compliance, legal counsel, regulators and outside experts, as considered appropriate, that include risks the Corporation faces and the Corporation’s risk management function. Internal Audit presents its annual risk assessment to the Audit Committee for evaluation and approval, which identifies the areas to be included in the annual audit plan. In connection with the oversight of internal controls over financial reporting, management keeps the Audit Committee informed of any notable deficiencies and material weaknesses. Any significant deficiencies and material weaknesses are reported to the full Board. The Audit Committee meets periodically with management to discuss risk related matters. After each meeting, the Audit Committee reports to the Board in full.

The Corporation encourages directors to participate in continuing director education programs. To assist the Board in remaining current with its board duties, committee responsibilities and the many important developments impacting our business, the Corporation participates in the NYSE-Governance Services Board Leadership Program. This program offers our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the Board or any of its members may do so by writing to: Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708. Alternatively, a stockholder may contact the Corporation’s Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en. Communications received by the Audit Committee that are not related to accounting or auditing matters may, in its discretion, be forwarded by the Audit Committee or any of its members to other committees of the Board or the Corporation’s management for review.

STANDING COMMITTEES

The Board has standing Audit, Risk Management, Compensation and Corporate Governance and Nominating committees, all of which operate under written charters.

Audit Committee

The Audit Committee consists of three or more members of the Board. The members of the Audit Committee each have been determined by the Board to be independent as required by the director independence rules of NASDAQ. The Audit Committee held 10 meetings during 2015. Earnings releases, Form 10-K and Form 10-Q filings were discussed in eight of such meetings.

The Audit Committee’s primary purpose is to assist the Board in its oversight of the accounting and financial reporting processes of the Corporation. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on December 11, 2015.

Audit Committee Financial Experts

The Board has determined that Messrs. Teuber and Diercksen and Ms. Goodwin are the financial experts, as defined by Item 407(d)(5) of Regulation S-K, and are independent within the meaning of the director independence rules of NASDAQ. For a brief description of their relevant experience, please refer to the “Nominees for Election as Directors and other Directors” section of this Proxy Statement.

Risk Management Committee

The Risk Management Committee consists of three or more members of the Board. The Risk Management Committee held 10 meetings during 2015. The purpose of the Risk Management Committee is to assist the Board in the monitoring of

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Corporate Governance

policies and procedures that measure, limit and manage the Corporation’s main risks including operational, liquidity, interest rate, market, legal, compliance and credit risks, while seeking to maintain the effectiveness and efficiency of the operating and businesses processes. It also assists the Board in the review and approval of the Corporation’s risk management policies and processes.

Compensation Committee

The Compensation Committee consists of at least three members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the NASDAQ’s director independence rules. The Compensation Committee held five meetings during 2015.

The Compensation Committee acts pursuant to a written charter that was most recently amended on February 27, 2014. Under its charter, the Compensation Committee:

•	in consultation with senior management, establishes the Corporation’s general compensation philosophy, and oversees the development and implementation of executive compensation programs and related policies, as well as the review and approval of the overall goal and purpose of the Corporation’s incentive compensation program;

•	reviews and approves the corporate goals and objectives related to the CEO’s compensation, conducts the CEO’s annual performance review, and establishes the CEO’s compensation based on the annual performance review;

•	reviews annually with the CEO the performance of other NEOs;

•	reviews and approves compensation programs and awards applicable to NEOs and members of the Corporation’s Senior Management Team, as well as the compensation structure for all other executives;

•	reviews with the CEO plans for executive officer development and succession;

•	recommends to the Board cash and equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;

•	oversees, in consultation with management, compliance with federal, state and local laws and regulations as they affect compensation matters;

•	reviews and approves, subject to any legal limitations, any severance or similar termination payments proposed to be made to any current or former executive officer of the Corporation;

•	Evaluates and reviews with the Chief Risk Officer the compensation plans for the Senior Executive Officers (as defined in the “Compensation and Discussion Analysis” section of this Proxy Statement) and other employees in light of the risks they may pose to the Corporation;

•	takes necessary actions to limit any risks identified as a result of the risk-related reviews;

•	reviews and discusses with management the Corporation’s Compensation Discussion and Analysis, and produces an annual report on executive compensation for inclusion in the Corporation’s Proxy Statement; and

•	evaluates and reports annually to the Board on the Compensation Committee’s own performance.

The Compensation Committee Charter provides that when appropriate and as permitted under applicable law, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee comprised of one or more members of the Committee, the Board or members of management.

Please refer to the “Compensation Discussion and Analysis” section for a description of the Corporation’s processes and procedures for the consideration and determination of executive compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Corporation. No executive officer of the Corporation is, or was during 2015, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2015, an executive officer serving as a member of our Compensation Committee. Other than as disclosed in the “Transactions with Related Persons” section of this Proxy Statement, none of the members of the Compensation Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC’s Regulation S-K.

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Corporate Governance

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under NASDAQ’s director independence rules. The Corporate Governance and Nominating Committee held five meetings during 2015.

The Corporate Governance and Nominating Committee acts pursuant to a written charter that was most recently amended on January 16, 2015. The purpose of the Corporate Governance and Nominating Committee is as follows:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees;

•	identify and recommend individuals to the Board for nomination as CEO of the Corporation;

•	identify and recommend individuals to the Board for nomination as Chairman of the Corporation;

•	promote the effective functioning of the Board and its committees; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the Corporation.

NOMINATION OF DIRECTORS

The Corporate Governance and Nominating Committee Charter does not include specific qualities or skills that a person must possess to be nominated as a director. The charter provides that, in nominating candidates, the Committee will take into consideration such factors as it deems appropriate which may include judgment, skill, diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of the Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Under the Corporation’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation; and

•	diversity of viewpoints, background, experience and other demographic factors.

In practice, the Board has determined that for a community based financial institution such as the Corporation it is more important to look for candidates with board management experience than for persons with a specific skill set.

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time.

The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. Generally, nominees are recommended by the Chairman of the Board and CEO or existing directors. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. There were no nominees for director recommended by stockholders for consideration by the Corporate Governance and Nominating Committee for election at the meeting.

Stockholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at the Corporation’s 2017 annual meeting of stockholders may do so by submitting in writing advance notice to the Corporation of such nominations not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made

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Executive Officers

by the Corporation of the date of such meeting. Under the Corporation’s Restated By-laws a stockholder’s nomination must be accompanied by certain information, including the nominee’s name and a brief description of the nominee’s judgment, skills, diversity and experience with businesses and other organizations. Such information must be addressed to the Secretary of the Board of Directors (751) at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, 00918.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) to be followed by the Corporation’s employees, officers (including the CEO, Chief Financial Officer and Corporate Comptroller) and directors to achieve conduct that reflects the Corporation’s ethical principles. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Corporation and potential conflicts of interest. Directors, NEOs, executive officers and employees are required to be familiar with and comply with the Code. The Code provides that any waivers for NEOs, executive officers, or directors may be made only by the independent members of the Board and must be promptly disclosed to the stockholders. During 2015, the Corporation did not receive nor grant any request from directors, NEOs or executive officers for waivers under the provisions of the Code. The Code was last revised on September 18, 2015 and is available on the Corporate Governance section of the Corporation’s website at www.popular.com. The Corporation will post on its website any amendments to the Code or any waivers to the CEO, Chief Financial Officer, Corporate Comptroller or directors.

EXECUTIVE OFFICERS

The following information sets forth the names of the executive officers of the Corporation, their age, business experience and directorships during the past five years, as well as the period during which each such person has served as executive officer of the Corporation.

Richard L. Carrión Age 63

Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to January 2009 and from May 2010 to September 2014. For additional information, please refer to the “Nominees for Election as Directors and other Directors” section of this Proxy Statement.

Ignacio Alvarez Age 57	President of the Corporation, BPPR and Popular Community Bank and Chief Operating Officer of the Corporation and BPPR since October 2014. Executive Vice President and Chief Legal Officer of the Corporation from June 2010 to September 2014. Director of BPPR and Popular Community Bank since October 2014. Member of the Board of Trustees of Fundación Banco Popular, Inc. and of Popular Community Bank Foundation, Inc. since November 2015. Member of the Board of Regents of Georgetown University since October 2008.

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Executive Officers

Camille Burckhart Age 36	Executive Vice President and Chief Information and Digital Strategy Officer of the Corporation since July 2015. Senior Vice President in charge of Technology Management Division from December 2010 to June 2015.

Javier D. Ferrer Age 54	Executive Vice President, Chief Legal Officer and Secretary of the Board of Directors of the Corporation since October 2014. Partner of Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, from September 1992 to December 2012 and from August 2013 to September 2014. Director of BPPR since March 2015. President of the Government Development Bank for Puerto Rico and Vice Chairman of its Board of Directors from January 2013 to July 2013. Chairman of the Economic Development Bank for Puerto Rico from January 2013 to July 2013. Secretary of the Board of Directors of the First Puerto Rico Family of Funds, which as September 2014 was comprised of 17 funds, from March 2001 to December 2012 and from September 2013 to September 2014.

Lidio V. Soriano Age 47	Executive Vice President and Chief Risk Officer of the Corporation since August 2011. Director of BPPR and Popular Community Bank since October 2014. Independent consultant from May 2010 to July 2011.

Carlos J. Vázquez Age 57	Chief Financial Officer of the Corporation since March 2013. President of Popular Community Bank from September 2010 to September 2014. Executive Vice President of the Corporation since February 2010. Senior Executive Vice President of BPPR since 2004. Director of BPPR and of Popular Community Bank since October 2010. Vice Chairman of the Board of Directors of Popular Community Bank Foundation since November 2010. Director of the Federal Home Loan Bank of New York since November 2013. Member of the National Board of Directors of Operation Hope since 2012.

Popular, Inc. 2016 Proxy Statement    21

Executive Officers

Manuel Chinea Age 50	Executive Vice President of the Corporation since January 2016. Chief Operating Officer of Popular Community Bank since February 2013. Executive Vice President and Chief Marketing and Product Executive at CertusBank from April 2012 to January 2013. Chief Marketing Officer of Popular Community Bank from September 1999 to March 2012. Member of the Board of Trustees of Popular Community Bank Foundation, Inc. since October 2013.

Ileana Gonzalez Age 59	Executive Vice President of BPPR in charge of the Commercial Credit Administration Group since March 2012. Corporate Comptroller and Senior Vice President of the Corporation from March 2004 to March 2012.

Juan O. Guerrero Age 56	Executive Vice President of BPPR in charge of the Financial and Insurance Services Group since April 2004. Director of Popular Securities LLC since 1995, Popular Insurance LLC since 2004 and of other subsidiaries of the Corporation. Senior Vice President of BPPR from 1990 to 2004. Director of SER de Puerto Rico since December 2010. Member of the Board of Directors of Puerto Rico Baseball Academy and High School since September 2012.

Gilberto Monzón Age 56	Executive Vice President of BPPR in charge of the Individual Credit Group since October 2010. Member of the Board of Directors of the San Jorge Children’s Hospital Professional Board since 2011. Member of the Government Relations Council of the American Bankers Association since 2013. Director of the Center for a New Economy and of the Coalition for the Prevention of Colorectal Cancer of Puerto Rico since 2014.

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Transactions with Related Persons

Eduardo J. Negrón Age 51	Executive Vice President of the Corporation since April 2008, in charge of the Administration Group since December 2010. Chairman of the Corporation’s Benefits Committee since April 2008. Member of the Board of Trustees and Treasurer of Fundación Banco Popular, Inc. and of the Popular Community Bank Foundation, Inc. since 2008. Director of Fundación Angel Ramos since April 2012 and Chairman of its Investment and Finance Committee since March 2014.

Néstor Obie Rivera Age 69	Executive Vice President of BPPR in charge of the Retail Banking and Operations Group since April 2004.

Eli S. Sepúlveda Age 53	Executive Vice President of the Corporation since February 2010 and of BPPR since December 2009. Supervisor in charge of the Commercial Credit Group in Puerto Rico since January 2010.

TRANSACTIONS WITH RELATED PERSONS

The Corporation has adopted a Policy on Related Party Transactions (“Related Party Policy”) for the review, approval or ratification of transactions with its directors and executive officers or their immediate family members, or stockholders owning more than 5% of the Corporation’s common stock. The Related Party Policy covers transactions, arrangements or relationships: (i) in which the Corporation or any subsidiary is a participant; (ii) the aggregate amount involved exceeds $120,000 in any given year; and (iii) the related person has or will have a direct or indirect material interest. The purpose of the Related Party Policy is to identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of transactions, arrangements and relationships between the Corporation and its related persons.

Directors and executive officers must notify the Chief Legal Officer of any related party transaction in which they, or their immediate family members, have a material interest. Any unit or division proposing a related party transaction must also notify the Chief Legal Officer by completing a Related Party Transaction Request Form. After review by the Chief Legal Officer, the form is submitted for consideration and approval of the Audit Committee. The form contains, among other things, a description of the proposed transaction, its benefits to the Corporation and an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Only disinterested members of the Audit Committee will participate in the review and determination of whether a related party transaction is approved.

In accordance with the terms of the Related Party Policy, certain types of transactions are pre-approved and certain recurring transactions are approved annually, without the need to submit the corresponding form to the Audit Committee. Pre-approved

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Transactions with Related Persons

transactions include certain banking-related services, transactions in the ordinary course of business involving financial products and services provided by, or to, the Corporation, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act of 2002, Federal Reserve Board Regulation O and other applicable laws and regulations.

In the event the Corporation becomes aware of a related party transaction that has not been approved under the terms of the Related Party Policy, the Audit Committee considers all relevant facts and circumstances regarding the related party transaction and evaluates all options available to the Corporation including ratification, revision or termination. The Audit Committee also examines the facts and circumstances pertaining to the failure of reporting such related party transaction to the Committee, as required by the Related Party Policy, and may take such action as it deems appropriate.

In 2015, the Corporation and its subsidiaries contributed approximately $628,000 to Fundación Banco Popular, Inc. (the “BPPR Foundation”) through the matching of employee contributions. The Corporation also contributed $50,000 from the proceeds of BPPR’s Christmas Special. The BPPR Foundation is a Puerto Rico not-for-profit corporation created to improve quality of life in Puerto Rico. As BPPR’s philanthropic arm, it provides a scholarship fund for employees’ children and supports education and community development projects. The Corporation provides human and operational resources to support the activities of the BPPR Foundation, which during 2015 amounted to approximately $1,316,000, including maintenance and the amortization of leasehold improvements for the new BPPR Foundation’s headquarters. BPPR and the Puerto Rico employees of the Corporation, through voluntary personal donations, are the main source of funds of the BPPR Foundation. The Board of Directors of BPPR appoints six of the ten members of the Board of Trustees. The remaining four trustees are appointed by the BPPR Foundation. Mr. Carrión is the Chairman, and Messrs. Alvarez and Negrón are members, of the BPPR Foundation’s Board of Trustees.

The Popular Community Bank Foundation, Inc. (the “PCB Foundation”), an Illinois not-for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Popular Community Bank. The PCB Foundation is Popular Community Bank’s philanthropic arm and provides support to charitable organizations for community development and education. During 2015, Popular Community Bank made a contribution to the PCB Foundation of approximately $98,000 in connection with the matching of employee contributions. It also made additional contributions of approximately $232,300. Popular Community Bank and its employees, through voluntary personal donations, are the main source of funds of the PCB Foundation. Messrs. Carrión, Alvarez, Vázquez, Chinea and Negrón are members of the Board of Directors of the PCB Foundation.

Certain directors and NEOs have immediate family members who are employed by subsidiaries of the Corporation. The compensation of these family members is established in accordance with the corresponding subsidiary’s employment and compensation practices applicable to employees with similar qualifications and responsibilities or holding similar positions. A son of Mr. Carrión is employed as a Vice President and Commercial Relations and Credit Manager in the Retail Banking Division of BPPR. He received compensation in the amount of approximately $137,000 for fiscal year 2015 and other benefits and payments which did not exceed $10,000. His compensation was approved and ratified by the Audit Committee under the Related Party Policy.

In June 2006, a brother-in-law of Mr. Unanue, a director of the Corporation, obtained a $828,000 mortgage loan from Popular Mortgage, then a subsidiary of BPPR, secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7%. Mr. Unanue was not a director of the Corporation at the time the loan was made. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The borrower became delinquent on his payments commencing in July 2010 and after exhausting various collection and loss mitigation efforts BPPR commenced foreclosure procedures in November 2010. As of December 31, 2011, the Corporation had recorded a loss of approximately $65,000 on the loan. In March 2012, the loan was restructured under the terms of BPPR’s loan modification program. The restructured loan is a 40-year loan with a fixed annual rate of 2.5% during the first 5 years, increasing 1% each year thereafter up to a rate of 6.75%. While the principal amount of the restructured loan subject to interest payment is $750,321, the borrower also agreed to repay an additional amount of $158,100 upon cancellation of the restructured loan. The total payments to be made by the borrower represent the entirety of the amount owed prior to restructuring the loan, including accrued interest. The borrower is current on his payment obligations under the restructured loan. Payments of principal and interest of $11,774 and $17,919, respectively, were made during 2015. As of December 31, 2015, the outstanding balance of the loan was $868,469. The largest outstanding balance of the loan during 2015 was $879,272.

In March 2012, BPPR also entered into an agreement with Mr. Unanue’s brother-in-law to pay $97,000 of the approximately $139,000 in credit card and personal loan debt (including accrued interest) owed by him. These loans were made in the ordinary course of business prior to the date that Mr. Unanue joined the Board. The borrower has agreed to

24    Popular, Inc. 2016 Proxy Statement

Proposal 2: Advisory Vote to Approve the Corporation’s Executive Compensation

make monthly payments of $538.00 until the amount is paid in full. During 2015, the borrower paid $6,456 and the outstanding debt balance as of December 31, 2015 was $74,942.

Commencing in May 2013, a brother-in-law of Mr. Negrón became delinquent on four commercial loans, three of which were originated by BPPR and one which was originated by Westernbank and acquired by BPPR as part of a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction in 2010. The aggregate amount of principal and interest owed on such loans as of December 31, 2015 was $672,604 and $99,837, respectively. The loans have maturity dates ranging from April 2013 to August 2023 and interest rates ranging from 5.30% to 7.30%. During 2015, no payments of principal and interest were made on the loans. Two of the loans are secured by real estate and BPPR commenced collection and foreclosure proceedings in February 2014. BPPR has charged-off an aggregate amount of $478,804 in connection with these loans.

The same brother-in-law of Mr. Negrón also has a participation in two entities each of which has a real estate development loan with BPPR. The first loan, in the amount of $1,650,000, is to an entity in which he owns a 50% equity interest and was originated by Westernbank in 2003. BPPR acquired this loan as part of an FDIC assisted transaction in 2010. Mr. Negrón’s brother-in-law personally guarantees the loan. It is payable from the proceeds of the sale of residential units and bears interest at a rate equal to 4.25%. The outstanding balance on the loan as of December 31, 2015 was $122,961, and $19,429 and $5,771 were paid during 2015 in principal and interest, respectively. The second loan in the amount of $500,000 is to an entity in which Mr. Negrón’s brother-in-law owns a 33% equity interest and that is secured by undeveloped land. Mr. Negrón’s brother-in-law personally guarantees the loan. The loan matures in December 2018 and bears interest at a floating rate equal to the prime rate. The outstanding balance on the loan as of December 31, 2015 was $405,000, and $20,000 and $13,608 were paid during 2015 in principal and interest, respectively.

In September 2008, a brother of Mr. Negrón obtained a $390,000 commercial loan from BPPR, secured by a commercial property. The loan was a fully amortizing 15-year loan with a variable interest rate of prime plus .50%. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. In January 2015, BPPR approved the first of three 6-month temporary reductions to the Borrower’s monthly principal payments in the aggregate amount of $13,500. The outstanding balance on the loan as of December 31, 2015 was $244,950, and $16,800 and $9,676 were paid during 2015 in principal and interest, respectively. The largest outstanding balance of the loan during 2015 was $261,750. This transaction was ratified by the Audit Committee pursuant to the Related Party Policy.

BPPR has had other loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. Except as discussed above, the extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

PROPOSAL 2:    ADVISORY VOTE TO APPROVE THE CORPORATION’S

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require a separate, nonbinding “say on pay” stockholder vote to approve the compensation of executives. The compensation paid to our NEOs and the Corporation’s overall executive compensation policies and procedures are described in the “Compensation Discussion and Analysis” and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation paid to the Corporation’s NEOs through the following resolution:

“RESOLVED, that the stockholders of the Corporation approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter. At our annual stockholders’ meeting held in April

Popular, Inc. 2016 Proxy Statement    25

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

2015, the vast majority of the Corporation’s voting stockholders (95.66% of shares voted) expressed support for our executive compensation policies and procedures.

The Board recommends a vote “FOR” the approval of the compensation paid to our NEOs as described in this Proxy Statement.

PROPOSAL 3:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee intends to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2016. PricewaterhouseCoopers LLP has served as independent registered public accounting firm of BPPR since 1971 and of the Corporation since 1991.

Neither the Corporation’s Restated Certificate of Incorporation nor its Restated By-laws require that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to appoint PricewaterhouseCoopers LLP, but may nonetheless appoint such firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interest of the Corporation and its stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to any appropriate questions that may arise. They will also have the opportunity to make a statement if they so desire.

The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016.

DISCLOSURE OF AUDITORS’ FEES

The following table summarizes the fees billed to the Corporation by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014

Audit Fees	$6,822,022	$6,617,229
Audit-Related Fees (a)	839,098	1,019,742
Tax Fees (b)	118,022	142,626
All Other Fees (c)	45,485	17,000

	$7,824,627	$7,796,597

(a)  Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 16 reports.

(b)  Includes fees associated with tax return preparation and tax consulting services.

(c)  Includes software licensing fees.

The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation or permissible non-audit services are required by the Corporation, a proposed engagement letter is obtained from the auditor and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of the Corporation. During 2015, fees for all services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee.

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Compensation Discussion and Analysis

AUDIT COMMITTEE REPORT

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2015 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements and internal control over financial reporting have been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”), that the Corporation’s internal control over financial reporting is effective or that the Corporation’s registered public accountants are in fact “independent.”

As set forth in the Audit Committee Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Furthermore, management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing the Corporation’s financial statements, expressing an opinion as to their conformity with GAAP, and annually auditing the effectiveness of the Company’s internal control over financial reporting.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by:

William J. Teuber, Jr. (Chair)

Alejandro M. Ballester

John W. Diercksen

C. Kim Goodwin

Carlos A. Unanue

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the key features of our executive compensation program and the factors that the Corporation considered in making compensation decisions regarding our named executive officers (“NEOs”). For 2015, the Corporation’s NEOs were:

•	Richard L. Carrión – Chairman of the Board of Directors and Chief Executive Officer (“CEO”)
•	Ignacio Alvarez – President and Chief Operating Officer (“COO”)
•	Carlos J. Vázquez – Executive Vice President and Chief Financial Officer (“CFO”)
•	Javier D. Ferrer – Executive Vice President and Chief Legal Officer (“CLO”)
•	Lidio V. Soriano – Executive Vice President and Chief Risk Officer (“CRO”)

The Corporation reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). Refer to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of the non-GAAP financial measures below to our results as reported under GAAP. This discussion includes statements regarding financial and operating performance targets in the specific context of the Corporation’s executive compensation program. Stockholders should not read these statements in any other context.

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

2015 Business Performance

The Corporation achieved strong results along multiple fronts in 2015, notwithstanding the increasingly challenging fiscal and economic situation in its main market of Puerto Rico. For 2015, the Corporation reported net income of $895.3 million. After adjusting for the impact of certain extraordinary or nonrecurring items, including the partial recapture of the deferred tax asset related to our United States mainland operations, net income was $374.8 million. This represents a 23% increase in adjusted net income compared to 2014. The Corporation strengthened its leadership position in the Puerto Rico market despite the Island’s prolonged economic recession and the heightened regulatory requirements facing the financial services industry in general.

As discussed below, the acquisition of deposits, performing loans, mortgage servicing rights, insurance agency operations and other assets of Doral Bank and its affiliates in Puerto Rico and the mainland U.S. further boosted our position, as it strengthened our Puerto Rico franchise and provided additional momentum to our U.S. operations. At our U.S.-based Popular Community Bank (“PCB”), we experienced a significant organic commercial loan net growth of 42% during the year, excluding the loans acquired from Doral Bank.

Significant accomplishments during 2015 included the following:

•	The Corporation acquired over $2 billion in assets from the Federal Deposit Insurance Corporation (“FDIC”), as Receiver for Doral Bank. As part of the transaction, Banco Popular de Puerto Rico (“BPPR”) acquired eight branches, approximately $850 million in loans and $1 billion in deposits. In related transactions, BPPR also acquired approximately $5 billion in mortgage servicing rights, and the Corporation’s insurance agency subsidiary acquired Doral’s insurance agency portfolio. PCB acquired three branches in New York, approximately $930 million in loans and $1.3 billion in deposits. The Doral transaction was strategically important as it further solidified our leading position in Puerto Rico and complemented the strong organic growth of our operations in the mainland United States.

•	The Corporation reinstated a quarterly dividend on its common stock ($0.15/share) in recognition of its sustained strong capital levels and revenue generating capacity, as reflected in its Common Equity Tier 1 ratio of 16.2% at December 31, 2015.

•	We completed the restructuring of PCB’s operations, having embarked on this initiative in 2014 when we sold our California, Chicago and Central Florida regions to focus our business on the New York, New Jersey and South Florida regions. As part of the restructuring, the Corporation transferred most support functions to Puerto Rico, where operating expenses tend to be lower, to achieve economies of scale. As a result, PCB has a more focused operation that is well-positioned for future growth.

•	BPPR maintained stable credit quality in Puerto Rico despite the difficult economic environment, which, combined with excellent credit quality metrics in the mainland United States, translated into consistent results on a consolidated level. Total non-performing assets improved from $933 million (2.82% of assets) at year-end 2014 to $843 million (2.36% of assets) at year-end 2015.

•	We continued to grow our client base and currently serve 1.6 million customers or 65% of Puerto Rico’s banked population. The Corporation continues to hold – and in most categories improved – our leading market share position. We inaugurated the Investor Services Hub to help our clients benefit from Puerto Rico’s economic development tax incentives, re-launched the Premium Banking Services program to reach more mass affluent clients and launched Start-Up Popular to promote entrepreneurship. We continue to leverage technology to drive digital transactions, with nearly 30% of deposit transactions made through ATMs or mobile devices by December 2015.

•	We reaffirmed our value of social commitment through our charitable foundations in Puerto Rico and the mainland United States, which donated over $2.6 million to promote education and community development through 114 non-profit organizations during 2015. Our employees are the driving force behind our foundations, with 2015 monetary contributions reaching $768,203 and nearly one-third of employees donating their time to the organizations that we support.

•	We maintained high levels of employee engagement, with overall satisfaction at the consolidated level improving across the board. To further our goal to promote a performance-based culture, we implemented several key initiatives, such as expanding our Leadership Academy and supervisory training, raising our minimum salary for high performers (to $10 per hour in Puerto Rico) and increasing internal promotions and transfers. We also sharpened our focus on employee wellness by inaugurating on-site fitness and health screening programs.

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Compensation Discussion and Analysis

The price of our stock did not reflect our accomplishments during 2015. We believe our stock price has been and continues to be influenced by the instability and uncertainty surrounding Puerto Rico’s fiscal and economic situation – particularly after the announcement in late June that the Government of Puerto Rico would not be able to meet its debt obligations – and the overall negative views of the stock market and the financial services sector in particular. While our stock significantly outperformed other Puerto Rico banks, it continues to lag behind when compared to the KBW NASDAQ Bank Index. Nevertheless, our achievements during 2015 are a confirmation of our strong execution and commitment to deliver increasing levels of solid long-term results to our stockholders.

As further described below, our executive compensation programs are designed to reward the achievement of annual and long-term goals that generate sustained company performance and strong returns to our stockholders.

Highlights of our Executive Compensation Program

•	Popular’s overarching compensation philosophy has always been to provide the Corporation’s executive officers with pay that is linked to performance and aligned with the long-term interests of our stockholders. Performance-based short- and long-term incentives represent a significant portion of our executive officers’ target total compensation opportunity (72% for the CEO, 65% for the President/COO and 62% for all others). Between 50% and 60% of those incentives are equity-based, with one-half of the target award based on the Corporation’s future performance with regard to total shareholder return and earnings per share. Our executive officers are also subject to stock ownership requirements.

•	The Compensation Committee (the “Committee”) approves the Corporation’s compensation programs upon consideration of market competitive trends and best practices. Furthermore, our executive compensation program is also designed to discourage excessive or unnecessary risk taking through the adequate balance of short-term and long-term incentives, thresholds and caps to limit payouts, and a mix of financial and non-financial goals, among other design features.

•	In 2015, the Corporation continued to implement the new compensation program established in 2014 after emerging from the restrictions on executive compensation imposed to participants in the United States Treasury Department’s Capital Purchase Program (“CPP”). The following table illustrates the annual short-term and long-term target award opportunities, as well as the performance considerations that were established for the NEOs in 2015. The result is a balanced perspective of financial and qualitative performance over a short- and long-term horizon.

Popular, Inc. 2016 Proxy Statement    29

Compensation Discussion and Analysis

2015 Executive Compensation Program
Target Incentive Opportunity	% of base salary
SHORT-TERM ANNUAL (CASH) INCENTIVE	CEO	President /COO	Other NEOs
Popular, Inc. Net Income	30%	27.5%	25%
Annual goals (financial /non-financial)	50%	45.0%	40%
Leadership Competencies	20%	17.5%	15%
Total Short-Term	100%	90%	80%
LONG-TERM (EQUITY) INCENTIVE	CEO	President /COO	Other NEOs
Performance Shares ( 1⁄2 Total Shareholder Return and 1⁄2 Earnings per Share)	80%	50%	40%
Restricted Stock	80%	50%	40%
Total Long-Term	160%	100%	80%

The following are key features of our executive compensation program:

What We Do	What We Don’t Do

•   Use various performance metrics to deter excessive risk-taking by eliminating any incentive focus on a single performance goal. Also, we may adjust incentive payouts if results are not aligned with the Corporation’s risk appetite.

•   Balance short-term (cash) and long-term (equity) compensation to discourage short-term risk taking at the expense of long-term results.

•   Use equity incentives to promote total return to stockholders, company performance and executive retention.

•   Apply clawback features to all executive officer variable pay in the event of a financial results restatement, a performance goal/metric found to be materially inaccurate, or an executive’s misconduct.

•   Employ “double-trigger” vesting of equity awards in the event of a change of control (i.e., vesting is only triggered upon a qualifying termination of employment following a change of control); applicable to equity granted after emergence from the CPP.

•   Conduct annual incentive risk reviews in conjunction with the Corporation’s Chief Risk Officer.

•   Engage an independent compensation consultant who advises and reports directly to the Compensation Committee.

•   Require significant stock ownership from our executive officers. Our CEO and other NEOs have a requirement of six times and three times their base salaries, respectively.

•   No tax gross-ups provided for short-term or long-term compensation or benefits.

•   No special executive retirement programs and no severance programs specific to executive officers.

•   No speculative transactions in securities of the Corporation by executive officers, including: hedging and monetization transactions, such as zero-cost collars, forward sale contracts and short sales; equity swaps; options and other derivative transactions.

•   No pledging of common stock as collateral for margin accounts or for loans (except as grandfathered with respect to loans).

•   No employment or change of control agreements with the Corporation’s NEOs.

•   No unusual or excessive perquisites for executives.

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Compensation Discussion and Analysis

COMPENSATION GUIDING PRINCIPLES

The philosophy underlying the Corporation’s executive compensation program is to provide the Corporation’s NEOs with pay that is market-competitive, linked to performance and aligned with the long-term interests of our stockholders. Between December 2008 and July 2014, while a participant in the CPP, the Corporation’s executive compensation program was subject to CPP restrictions and consisted solely of base salary and a limited amount of restricted stock. Upon repayment of the CPP financial assistance in July 2014, the Corporation implemented a new executive compensation program based on our philosophy. Our program reinforces the following guiding principles:

Motivate and reward high performance

Ensuring and sustaining a proper pay-performance relationship is a key objective for the Corporation. Our incentive programs define performance as a combination of financial results, strategic accomplishments and a demonstration of leadership competencies, all designed to support the Corporation’s business strategy and drive long-term stockholder value.

Incentive compensation opportunities are generally targeted at market median, with the opportunity to earn increased pay (up to 1.5 times target) for superior performance. Furthermore, our incentive design seeks to promote appropriate behavior among executives so that they are not motivated to take excessive or unnecessary risks.

As depicted in the following charts, the NEOs’ 2015 incentive program had a strong focus on performance and stockholder alignment. Incentive compensation comprises between 62% and 72% of the total target compensation opportunity.

•	The short-term incentive provides an annual cash award linked to the corporate and business unit results, individual goals and leadership competencies.

•	The long-term incentive consists of an annual equity grant that rewards performance and aligns the Corporation’s NEOs with the interests of our stockholders.

One-half of the target equity award is performance shares with actual earned shares determined at the end of a 3-year performance period based equally on: (i) total shareholder return (“TSR”) relative to an index of banks, and (ii) the achievement of an absolute cumulative earnings per share (“EPS”) goal.

The other half of the target equity award is restricted stock that supports the Corporation’s objectives of NEO stock ownership and retention, granted based upon consideration of corporate and individual performance. Once granted, shares vest on a prorata basis, with 20% vesting annually over 4 years and the remaining 20% vesting upon retirement.

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Compensation Discussion and Analysis

Align executives with stockholder interests and build long-term stockholder value

At the Corporation’s annual stockholders meeting in April 2015, the vast majority of our voting stockholders (95.66%) approved the Corporation’s overall executive compensation policies and practices. Since this was the first vote on our new program subsequent to CPP repayment, we believe that this reinforces our stockholders’ support of our compensation philosophy and performance-based pay program. The perspectives of stockholders and industry best practices were taken into consideration by management and the Committee as they developed strategic objectives, business plans and compensation elements supporting 2015 compensation decisions. The Committee plans to continue to consider our stockholders’ perspectives on an annual basis.

A significant component of our compensation program is equity-based pay designed to promote long-term value by rewarding sustained earnings growth, long-term return on stockholders’ investment and the retention of key high-performing talent. Performance shares offer balanced rewards for future increases in earnings (EPS) and stock appreciation (TSR), whereas time-vested restricted stock promotes executive stock ownership and retention.

In addition, our NEOs are subject to stock ownership guidelines in order to ensure the alignment of their interests with those of our stockholders. The CEO and other NEOs have a stock ownership goal of six times and three times their base salary, respectively, to be achieved within a five-year period. As of February 2016, all NEOs had either met the requirement or were on track to comply within the designated timeframe.

Attract and retain highly qualified executives

The Corporation’s executive compensation program seeks to enable the Corporation to attract, motivate and retain the talent needed to successfully deliver future earnings stability and growth. Through a mix of salary and performance-based short- and long-term incentives, the Corporation provides a competitive offering to attract the best executive talent and promote its long-term career retention.

While the Corporation was under the CPP (December 2008 to July 2014), offering competitive compensation was a challenge since executive officer compensation was limited to base pay and a capped amount of long-term incentive in the form of restricted stock, resulting in below-market compensation levels for several years. Upon emergence from the CPP, the Committee improved the performance orientation and market competitiveness of the Corporation’s executive compensation program through the introduction of a short-term cash incentive and the performance-based long-term equity elements described above. The cash incentive was applied on a partial-year basis in 2014 (prorata based on five out of 12 months), with the full-year incentive opportunity in effect beginning in 2015.

In consultation with management and its independent compensation consultant, Meridian Compensation Partners, LLC, the Compensation Committee seeks to balance competitiveness and retention features while considering individual performance, experience and qualifications, as well as market practices and the Corporation’s financial performance.

Compensation Components

Fixed	Base Pay

•    Base salaries provide fixed compensation to reflect each executive’s role, contribution and performance. They represent the foundation of the total compensation program on which other incentives and benefits are based.

•    The reference point for base salaries is the median of the competitive market, with ability to vary to reflect each incumbent’s performance, experience and contribution.

Executive Benefits and Perquisites
• Intended to represent an immaterial portion of total compensation.

Variable	Short-Term Cash Incentive

•    Annual incentive opportunity is targeted near the market median.

•    Actual pay depends on the achievement of performance goals (financial, operational, strategic and individual).

•    Short-term incentive represents a balance of performance measures that are aligned with Popular’s annual goals and business strategy.

•    Incentive plan has appropriate risk mitigating features (e.g., multiple measures, caps).

Long-Term Equity Incentive

•    Directly aligns executive interests with stockholders.

•    Target award combines equal portions of performance-based and time-based vesting.

•    Measures and rewards long-term performance.

•    Allocated upon consideration of performance and potential.

•    Promotes retention of key executive talent through multi-year vesting.

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Compensation Discussion and Analysis

DESCRIPTION OF 2015 COMPENSATION

Base Salary—2015

In February 2015, the Committee, in consideration of market data provided by its independent compensation consultant, approved base pay adjustments for Messrs. Alvarez, Vázquez and Soriano as outlined below. In all cases, the adjustments were based on a consideration of market competitive trends, the critical nature of each function, and each executive’s experience and sustained strong performance. Mr. Alvarez’ adjustment also recognized his promotion from the Corporation’s Chief Legal Officer to President and COO, in effect since October 2014. Mr. Soriano’s adjustment reflected his outstanding performance in the increasingly important CRO role, which is subject to heightened regulatory focus and scrutiny.

The table below indicates the NEOs that received a salary increase during 2015:

NEO	New Base Salary	% of increase

Ignacio Alvarez	$715,000	16%
Carlos J. Vázquez	675,000	4
Lidio V. Soriano	500,000	32

Short-Term and Long-Term Incentive Compensation Opportunity

Incentive opportunities under the executive compensation program for 2015, as a percent of base pay, were as follows:

Component	Level Of Achievement	CEO	President /COO	Other NEOs

Corporate Net Income	< Threshold	0%	0%	0%
	Threshold (85%)	15%	12.50%	10%
	Target	30%	27.50%	25%
	Max (115%)	45%	42.50%	40%
Individual Annual Goals (financial/non-financial)	< Threshold	0%	0%	0%
	Threshold	25%	22.50%	20%
	Target	50%	45.00%	40%
	Max	75%	67.50%	60%
Leadership	Min	0%	0%	0%
	Target	20%	17.50%	15%
	Max	30%	25.00%	20%

Total Short-Term Incentive	< Threshold	0%	0%	0%
	Threshold	40%	35.00%	30%
	Target	100%	90.00%	80%
	Max	150%	135.00%	120%

Equity Incentive—Restricted Stock	< Threshold	0%	0%	0%
	Min	40%	25%	20%
	Target	80%	50%	40%
	Max	120%	75%	60%
Equity Incentive— Performance Shares	< Threshold Threshold	0% 40%	0% 25%	0% 20%
	Target	80%	50%	40%
	Max	120%	75%	60%

Total Long-Term Incentive	< Threshold Threshold	0% 80%	0% 50%	0% 40%
	Target	160%	100%	80%
	Max	240%	150%	120%

Consolidated Total	< Threshold Threshold	0% 120%	0% 85%	0% 70%
	Target	260%	190%	160%
	Max	390%	285%	240%

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Compensation Discussion and Analysis

Short-Term Annual Cash Incentive—2015 (paid in January 2016)

The Corporation’s short-term incentive rewards the achievement of annual financial and non-financial goals that reinforce the business strategy and areas of focus, as well as the demonstration of the Corporation’s leadership competencies. Actual payouts generally range from zero to 1.5 times the target award, depending on performance. Certain threshold levels of performance are required to be achieved for any payouts to be awarded.

The Committee assessed and awarded the 2015 short-term cash incentive as follows:

Corporate Net Income Component

In 2015, the Corporation continued its positive trend in operational profitability by achieving a net income of $895.3 million and an adjusted net income of $374.8 million. This level of adjusted net income represents a 14.7% favorable variance when compared to the target adjusted net income of $326.9 million. Based on the Corporation’s 2015 results, the corresponding awards were approved for this component: 44.66% of base pay for the CEO, 42.16% for the President and COO and 39.66% for the other NEOs.

Individual Annual Goals Component

In this individual performance component of the executive compensation program, the Committee assessed the overall achievements and effectiveness of each NEO taking into account financial and non-financial considerations (as highlighted below) and granted the following awards:

NEO % of Base Pay Earned	Considerations

Richard L. Carrión 67.92%

•Defined and led the Corporation’s asset acquisition strategy, particularly the alliance of multiple investors that acquired certain Doral Bank assets and deposits. In Puerto Rico, BPPR acquired eight branches, approximately $850 million in loans and $1 billion in deposits, as well as a portfolio of mortgage servicing rights, and the Corporation’s insurance agency subsidiary acquired Doral’s insurance agency portfolio. In New York, PCB acquired three branches, approximately $930 million in loans and $1.3 billion in deposits, and integrated a seasoned team of commercial bankers.

•Served as the Corporation’s lead representative in its relationship with multiple regulators.

•Led the completion of the capital plan and the reinstatement of a quarterly common stock dividend. Directed the completion of the Dodd-Frank Act Stress Test.

•Led initiatives to improve collaboration and efficiencies between the Puerto Rico and U.S. mainland operations, including business methodologies, information exchange and corporate-wide training and development initiatives.

•Expanded the team of executive officers to include the leaders of the strategically important areas of Technology and Digital Strategy and PCB.

•Set the leadership tone and promoted employee engagement and a performance-based culture throughout the organization. Our 2015 Pulse employee survey achieved an 83% participation rate, with consolidated results improving on all fronts. Directed the planning and communication of increases in minimum salary for high performing employees.

Ignacio Alvarez 56.55%

•Collaborated with the CEO in the delineation of corporate strategy and the execution of key efforts, such as the reinstatement of the quarterly common stock dividend.

•Led strategic and operational aspects of the Doral transaction.

•Oversaw the execution of strategic business growth initiatives in Puerto Rico and the United States.

•Directed the successful U.S. commercial organic loan growth of $810 million, or 42%, excluding the loans acquired in the Doral transaction.

•Supervised the successful completion of the restructuring of our operations in the United States.

•Guided various process improvement and business initiatives to increase efficiency, collaboration, and strengthen customer service such as Popular’s LEAN Academy, the inauguration of the Investor Services Hub, and Start-up Popular to promote entrepreneurship.

Carlos J. Vázquez 46.13%

•Led financial aspects of the capital plan and Dodd-Frank Act Stress Test. Contributed to the reinstatement of the quarterly common stock dividend.

•Completed the transition of support functions to Puerto Rico, increasing efficiency by leveraging economies of scale.

•Supported the analysis, structuring, negotiation and execution of Popular’s asset acquisition strategy, including: (i) the purchase of Doral’s banking, insurance agency and mortgage servicing rights, and (ii) the expansion of the individual lending business.

•Directed the efforts to implement PCB’s funding plan, increasing client deposits while reducing wholesale funding.

•Guided the implementation of an investors’ outreach plan on topics related to the economic and fiscal context facing our Puerto Rico operations, the material changes affecting our U.S. operation and major transactions, among others.

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Compensation Discussion and Analysis

NEO % of Base Pay Earned	Considerations

Javier D. Ferrer 51.47%

•Provided legal and regulatory advice and guidance on multiple strategic initiatives, complex litigation and on Popular’s asset acquisition strategy, including the Doral transaction, the capital plan and Dodd-Frank Act Stress Test, and the reinstatement of the quarterly common stock dividend.

•Contributed to the evaluation and structuring of several transactions with public sector entities and major commercial credit relationships in Puerto Rico.

•Launched and directed various initiatives to enhance the effectiveness of the Corporation’s legal function, including processes, technology, expense management and enhanced collaboration with organizational units.

•Planned and executed governance improvements such as transitioning the Corporate Secretary function in-house and updating corporate policies and procedures.

Lidio V. Soriano 44.80%

•Directed the first phase of enhancements to the Corporation’s Compliance technology platform, including an integrated Anti-Money Laundering solution and a new Fair Lending system.

•Led a diverse team in the development of the Corporation’s first Dodd-Frank Act stress test.

•Strengthened the Corporation’s cyber-security framework by enhancing policies and procedures, including conducting simulation exercises during the year and developing an action plan to address gaps.

Leadership Component

The Leadership component of the Corporation’s executive incentive program encompasses the NEO’s demonstration of the Corporation’s leadership competencies in areas such as strategic thinking, customer focus, talent management and building effective teams. The Committee determined that the Corporation’s NEOs exercised a strong degree of leadership to achieve the Corporation’s positive financial results and the successful completion of numerous complex projects that were critical to positioning the Corporation for continued growth and profitability. These results and projects were accomplished amidst an increasingly complex regulatory environment and the continued challenging economic situation in the Corporation’s main market of Puerto Rico. Based on the above, the Committee granted the following leadership awards to the Corporation’s NEOs: 25% for Messrs. Carrión and Alvarez, 20% for Mr. Soriano and 15% for Messrs. Vázquez and Ferrer.

The following table summarizes the 2015 short-term cash incentive granted to the NEOs by the Committee, based on achievement of the corporate, individual and leadership goals described above:

NEO	Corporate Net Income (% of Base Pay)	Individual Performance (% of Base Pay)	Leadership (% of Base Pay)	Total (% of Base Pay)	Total Award($)

Richard L. Carrión	44.66%	67.92%	25.00%	137.58%	$1,926,073
Ignacio Alvarez	42.16	56.55	25.00	123.71	884,527
Carlos J. Vázquez	39.66	46.13	15.00	100.79	680,355
Javier D. Ferrer	39.66	51.47	15.00	106.13	583,697
Lidio V. Soriano	39.66	44.80	20.00	104.46	522,300

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Compensation Discussion and Analysis

Long-Term Incentive—2015 (granted in February 2015)

The Corporation’s equity incentive seeks to align executive compensation with the Corporation’s sustained long-term performance and the interests of our stockholders. Each NEO has a target long-term equity award opportunity that reflects market practice for similar roles. The actual long-term incentive awards will range from zero to 1.5 times the target award.

In February 2015, the Committee approved long-term equity grants for the NEOs. In accordance with the Corporation’s executive compensation program, the grant consisted of two components, each accounting for one-half of the target award value:

1.	Performance shares reward future performance of the Corporation and vest only if predefined performance goals are achieved. Awards are granted based on target award level and vest on the third anniversary of grant according to actual performance during the 2015-2017 performance period. Two performance measures, weighted equally, are used to determine vesting:

•	3-year relative TSR compared to SNL US Banks with more than $10 billion in assets

•	3-year absolute cumulative EPS

Each performance measure has a defined threshold (minimum result for which an incentive would be payable), target and maximum (stretch goal) level of performance that determines vesting at the end of the 3-year period. Performance below threshold results in forfeiture of the shares allocated to the corresponding performance component.

Dividend equivalents are accrued and paid at the end of the performance period based on the actual number of shares earned.

2.	Restricted stock supports executive ownership and retention. Awards may vary from zero to 1.5 times the target award based upon consideration of the prior year’s corporate and individual performance assessed on a holistic basis. Once granted, shares vest on a pro-rata basis, with 20% vesting annually over the first 4 years and the remaining 20% vesting at retirement.

•	Our vest-at-retirement provision supports our desire to balance rewards with appropriate risk mitigation, as well as position the grants as a retirement benefit.

During 2014, the Corporation strengthened its operational and financial results while restructuring its U.S. operations and repaying the CPP financial assistance, which was accomplished without diluting the Corporation’s existing shareholders. The Corporation recorded an adjusted net income from continuing operations of $305 million and an adjusted net interest margin of 4.67%. It ended 2014 with stable credit quality and very strong capital levels (Common Equity Tier 1 ratio of 15.92%). These events placed the Corporation in a much stronger position moving into 2015 and beyond. Upon consideration of these factors, the Committee granted the maximum restricted stock awards to the Corporation’s NEOs.

The table below provides the grant date fair market value of the long-term incentive granted to the Corporation’s NEOs. It will vest according to the schedule described above to the extent that the corresponding service and performance conditions are met:

NEO	Restricted Stock (Total Award $)	Performance Shares (Total Award $)	Total Grant Date Fair Value

Richard L. Carrión	$1,680,000	$1,120,000	$2,800,000
Ignacio Alvarez	536,250	357,500	893,750
Carlos J. Vázquez	405,000	270,000	675,000
Javier D. Ferrer	330,000	220,000	550,000
Lidio V. Soriano	300,000	200,000	500,000

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Compensation Discussion and Analysis

Performance Vesting of 2014 Transition Award (vested in September 2015)

As described in last year’s proxy, in September 2014, the Committee approved a one-time performance-contingent transition award to promote the motivation and retention of its executive officers as they implement the Corporation’s post-CPP strategy during continued challenging economic conditions. The transition award was equivalent to 150% of base pay. It consisted of a combination of equity and cash with payments over a two-year period, subject to time- and performance-based vesting conditions as follows:

•	Restricted Stock Award – 75% of base pay: 1/2 of the award vested in 2015, and 1/2 vests in 2016, in each case to the extent that net income performance conditions are achieved.

•	Cash Incentive Award – 75% of base pay: 1/3 of the award was paid at grant and subject to a one-year clawback; 1/3 deferred and paid in 2015, and 1/3 deferred and payable in 2016, in each case to the extent that net income performance conditions are achieved.

•	The Committee determined that the time- and performance-based vesting conditions with respect to the equity and cash installments scheduled for September 25, 2015 were satisfied.

As this is not a part of the Corporation’s ongoing executive compensation program, the transition award will conclude with the 2016 vesting.

Benefits and Perquisites

Perquisites and special executive benefits do not represent a significant portion of the Corporation’s executive compensation program. During 2015, perquisites such as non-work related security, the use of company-owned automobiles, periodic comprehensive medical examinations, and personal tickets to events sponsored by the Corporation, were offered on a limited basis to NEOs. The Corporation does not provide club memberships for NEOs or other executives.

The Corporation owns an apartment in New York City, which is used by the CEO primarily for business purposes during his frequent visits to New York in support of the Corporation’s operations and other company-related affairs.

DETERMINATION AND ASSESSMENT OF EXECUTIVE COMPENSATION

Role of the Compensation Committee

In accordance with its Charter, a copy of which is available at www.popular.com, the Committee establishes the Corporation’s general compensation philosophy and oversees the compensation program for the Corporation’s executive officers, including the NEOs. It also reviews and approves the overall purpose and goals of the Corporation’s incentive compensation system and benefit plans. In addition, it reviews plans for executive officers’ development and succession. The Committee met five times during 2015. Throughout the year, the Committee maintained regular communication with its external advisors, non-member Directors and management to discuss topics such as emerging legislative and regulatory trends and best practices.

The Committee assesses the effectiveness of its compensation program by reviewing its strategic objectives and business plans, considering each NEO’s scope of responsibility, reviewing market reference data, and assessing the relationship between pay and performance (the Corporation relative to peers and executives relative to their performance goals). The Committee also evaluates whether our compensation programs meet the Corporation’s goals by monitoring engagement and retention of executives, and by assessing the relationship between company and individual performance and actual payouts. Furthermore, in conjunction with the annual review of the compensation plans with the CRO, the Committee monitors and evaluates whether the design of incentive plans fosters a mentality of prudent risk-taking, sound business decisions and promotes the Corporation’s financial well-being.

The Committee may modify payments or adjust the compensation program in light of economic or business results, regulatory requirements, risk assessments or results of the annual stockholder advisory vote on executive compensation.

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Compensation Discussion and Analysis

The Committee’s main activities in 2015 included the following:

Executive Compensation

•	Reviewed, discussed and approved performance share metrics for the new executive compensation program.

•	Reviewed the 2014 performance of the CEO and other executive officers (including the NEOs), approving short-term cash incentive awards and grants of performance shares and restricted stock.

•	Reviewed the compensation of all NEOs and other executive officers.

•	Approved base pay adjustment for three NEOs based on a review of competitive information and consideration of each incumbent’s role and individual performance.

•	Reviewed corporate performance and determined that the transition award performance condition for amounts payable in September 2015 had been satisfied.

•	Reviewed executive officer equity holdings and compliance with the Corporation’s stock ownership guidelines.

•	Discussed regulatory developments and market trends with its independent compensation consultant.

Governance

•	Performed a self-evaluation of the Committee’s composition, information access, discussion and decision making processes, and overall performance. The self-evaluation indicated positive levels of satisfaction on all of the factors considered.

•	Discussed incentive plan risk with the CRO and management, concluding that the Corporation’s incentive plans do not encourage unnecessary or excessive risk taking.

•	Reviewed the independence of its compensation consultant and other advisors. It also performed an evaluation of the services provided by its independent compensation consultant.

Benefits

•	Approved amendments to qualified savings plans to increase the company match and enhance automatic features to promote higher levels of employee savings.

•	Reviewed reports provided by management committees that administer welfare and retirement benefits covering costs, employee participation, service provider performance, etc.

Other

•	Reviewed executive officer development and succession planning.

•	Examined key human resources indicators, including headcount, personnel costs, turnover and employee engagement, among others.

•	Oversaw compliance with legal and regulatory requirements pertaining to executive compensation.

•	Reviewed gender-related aspects of the Corporation’s compensation programs.

•	Approved Popular’s Diversity Policy to guide compliance with provisions of Dodd-Frank Act and the interagency Joint Standards.

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Compensation Discussion and Analysis

Although the Committee exercises its independent judgment in reaching compensation decisions, it currently utilizes the advice of the following contributors:

Contributors	Role

Meridian Compensation Partners, LLC Compensation Committee Independent Advisor	Provides independent advice and support to the Committee on relevant market trends, best practices in compensation governance, legislation and other requested compensation matters.
CEO*	Works with the Committee to ensure that the compensation programs are aligned with the Corporation’s strategic objectives. Discusses corporate strategy and business goals with the Committee, and provides feedback regarding NEO performance.
Executive Vice President of Administration	Supports the planning and conduct of Committee meetings. Advises on goal setting and performance evaluations, executive compensation and regulatory matters and proposes the design and modifications to the NEO compensation and benefit programs, plans and awards. Supports the annual risk assessment process.
Chief Legal Officer	Counsels on legal matters regarding compensation programs and regulatory affairs.
Chief Accounting Officer/Corporate Comptroller	Evaluates and advises on the compensation programs’ accounting and tax implications.
Chief Risk Officer	Reviews with the Committee all risk-related aspects of the Corporation’s incentive plans.
External Legal Counsel	Provides information and advice on legal and regulatory aspects of executive compensation, employee benefits and board committee governance.

* All discussions on decisions involving CEO compensation are made in executive session without the participation of the CEO or other members of management.

Role of the Compensation Consultant

The Committee uses the services of compensation consultant Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor and review the Corporation’s executive compensation program’s competitiveness and the pay-performance relationship in light of competitive market practices among the Corporation’s peer group and applicable regulations. During 2015, Meridian attended Committee meetings and conferred on multiple occasions with the Committee Chair and various members to provide updates and guidance on compensation matters. During the entire period, Meridian reported directly to the Committee regarding these matters, and the firm had no other relationship with, nor provided any other services to, the Corporation.

The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with regard to compensation advisor independence and conflicts of interest. It will continue to monitor this compliance on an ongoing basis.

Compensation Information and Peer Group

The Committee periodically assesses the competitiveness of its pay practices for executive officers through external studies conducted by the Committee’s independent executive compensation consultant and supplemented by management and internal staff research. In order to obtain a general understanding of current compensation market practices, management and internal staff regularly review publicly available industry information (e.g., proxies and executive compensation data provided by sources such as SNL Financial and surveys conducted by Equilar and Willis Towers Watson, among others). The Committee also considers executive compensation information from financial institutions in the Corporation’s headquarters market of Puerto Rico.

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Compensation Discussion and Analysis

The Committee utilizes the information from internal and external analyses to assess the appropriateness of compensation levels (relative to market and performance) and considers the information when setting program guidelines, including base salary ranges, incentive targets and equity compensation. An individual’s relative compensation with respect to the peer group may vary according to the executive’s role, the Corporation’s financial performance, and individual qualifications and performance as assessed by the Committee.

In July 2015, the Committee reviewed and validated the Corporation’s compensation peer group, consisting of 17 banks. The Committee refers to this group for pay and performance comparisons, and for compensation structure and design comparisons. The Corporation’s 2014 year-end total assets of $33.1 billion was near the median (51st percentile) of the group.

Peer Group

Associated Banc-Corp	First Niagara Financial Group Inc.
BOK Financial Corporation	First Republic Bank
City National Corporation	Huntington Bancshares Incorporated
Comerica Incorporated	KeyCorp
Commerce BancShares, Inc.	M&T Bank Corporation
Cullen/Frost Bankers Inc.	Regions Financial Corp.
East West Bancorp Inc.	Synovus Financial Corp.
First Citizens BancShares, Inc.	Zions Bancorporation
First Horizon National Corporation

ENSURING PRUDENT RISK TAKING

Appropriate risk management is a key consideration of the Corporation in its day-to-day operations and decisions. The Corporation shares with its management continuous communications concerning the regulatory requirements governing incentive compensation and guidelines on how to ensure that undue risk-taking behaviors are not promoted in incentive compensation designs. The Corporation seeks to design pay and incentive programs that do not encourage excessive or unnecessary risks.

The Committee conducts an annual review of risk in the Corporation’s incentive plans in conjunction with the CRO. During the December 2015 Committee meeting, the CRO outlined the results of his evaluation, which covered (i) absolute levels and year-over-year changes in number of participants and incentive award payouts, and (ii) an in-depth review of specific plans spanning operations, sales, support and managerial functions in terms of each plan’s rationale, documentation, performance measures, and the manner in which the incentive design and internal controls mitigated possible unnecessary or excessive risk-taking behaviors.

Based on the aforementioned review, the CRO did not identify any features that would encourage executive officers or other employees to take unnecessary or excessive risks. In conjunction with risk management processes, the compensation programs are designed to adequately balance risks and rewards through appropriate use of base pay, short-term incentives (cash) and long-term incentives (stock); thresholds and caps to limit payouts; mix of financial and non-financial components; link to company performance; and competitive pay practices. Furthermore, an executive’s incentive payout may be adjusted by the Committee in its discretion if results are not aligned with the Corporation’s risk appetite. The Committee will continue to monitor the Corporation’s compensation programs to ensure that they discourage inappropriate risk-taking and comply with current and emerging regulations and industry best practices.

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Incentive Recoupment Guideline (Clawback)

The Committee has established an Incentive Recoupment Guideline covering its executive officers and other employees designated by the Committee from time to time, which provides for the recoupment of certain incentive-based compensation awards and payments in the event of (i) a restatement of all or a portion of the Corporation’s financial statements; (ii) a performance goal or metric that is determined to be materially inaccurate; or (iii) an act or omission by the covered executive that constitutes misconduct. This Guideline covers the Corporation’s incentive compensation granted subsequent to its participation in CPP, including the 2015 awards as well as the 2014 short-term incentive and transition award.

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Compensation Discussion and Analysis

Stock Ownership/Retention Requirements

The Corporation’s Stock Ownership Guidelines applicable to executive officers, including NEOs, were redesigned and reintroduced in 2011. Within a five-year period, executive officers are expected to reach and retain the lesser of: (i) the number of shares equivalent to six times base pay for the CEO, and three times base pay for the other executive officers, based on current share price; or (ii) a fixed number of shares equivalent to the aforementioned values set based on the stock price at the beginning of the compliance period. However, when an employee first becomes an executive officer, the five year requirement will commence as of the year of his designation. If any executive officer does not meet the requirements after the five-year compliance period, his short-term incentive will be paid in the form of the Corporation’s common stock. As of February 2016, all NEOs have either met the requirement or are on track to comply within the designated timeframe.

Except with respect to certain grandfathered loans, securities of the Corporation owned by executive officers may not be held in margin accounts or otherwise pledged as collateral. Any common stock previously pledged is excluded from compliance with ownership requirements. We believe that these policies further align the interests of our executives with those of our stockholders.

Tax Deductibility of Executive Compensation

As part of its role, the Committee considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code.

In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable. It is the Committee’s intention to have compensation paid to the Corporation’s NEOs be deductible, but the Committee reserves the ability to grant or pay compensation that is not deductible. For the fiscal year 2015, all NEOs were residents of Puerto Rico.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and recommended to the Board that the CD&A be included in this Proxy Statement.

Submitted by:

María Luisa Ferré (Chair)

David E. Goel

William J. Teuber, Jr.

Carlos A. Unanue

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Compensation Discussion and Analysis

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the year ended December 31, 2015, which reflects the first full year of the equity (stock) and non-equity (cash) components of our current executive compensation program.

Prior to 2015, the Corporation was subject to CPP compensation limitations for partial-year 2014 and full-year 2013. The Corporation emerged from the CPP in July 2014 and implemented a prorated 2014 short-term annual cash incentive based on the post-CPP period (five out of 12 months). During 2013, the Corporation was subject to CPP rules, which restricted compensation to base pay and a limited amount of restricted stock.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)

Richard L. Carrión Chairman and Chief Executive Officer	2015	$1,400,000	$58,528	$2,800,000	$2,276,073	—	$281,848	$6,816,449
	2014	1,400,000	408,523	1,750,000	875,000	885,277	331,679	5,650,479
	2013	1,400,000	—	700,000	—	—	366,290	2,466,290
Ignacio Alvarez President and Chief Operating Officer	2015	695,769	29,817	893,750	1,038,277	—	11,656	2,669,269
	2014	615,000	179,395	760,673	324,875	—	11,681	1,891,624
	2013	598,846	—	286,500	—	—	9,100	894,446
Carlos J. Vázquez Executive Vice President and Chief Financial Officer	2015	670,192	28,215	675,000	842,855	—	11,700	2,227,962
	2014	650,000	189,668	805,762	296,113	147,860	8,883	2,098,286
	2013	636,523	—	306,000	—	—	76,131	1,018,654
Javier D. Ferrer Executive Vice President and Chief Legal Officer	2015	550,000	22,922	550,000	583,697	—	10,162	1,716,781
Lidio V. Soriano Executive Vice President and Chief Risk Officer	2015	476,923	20,853	500,000	617,300	—	8,734	1,623,810

(a) Includes salaries before deductions.

(b) Includes the Corporation’s customary Christmas bonus provided to its Puerto Rico-based employees, equal to 4.17% of base pay. With regard to 2014, the amounts reported in this column included one-third of the cash portion of the transition award granted on September 25, 2014, subject to a one-year clawback, as follows: R. Carrión, $350,000; I. Alvarez, $153,750; and C. Vázquez, $162,500.

(c) The awards reported in the Stock Awards column were provided in the form of restricted stock and performance shares, approved on February 27, 2015 and granted on April 29, 2015. The value in the column above represents the fair market value of the restricted stock and performance shares determined in accordance with FASB ASC Topic 718 based on the closing price of the Corporation’s common stock on the grant date ($33.37). With regard to the restricted stock, 80% of the shares will vest (i.e., no longer be subject to forfeiture) gradually in equal installments over four years, and the remaining 20% will vest upon retirement. The grant date fair value of the restricted stock award is as follows: R. Carrión, $1,680,000; I. Alvarez, $536,250; C. Vázquez, $405,000; J. Ferrer, $330,000; and L. Soriano, $300,000.

The performance shares vest after the end of a 3-year performance cycle (2015-2017). The number of shares actually earned will depend on the Corporation’s achievement of goals related to: (i) TSR; and (ii) an absolute cumulative EPS goal. Each metric corresponds to one-half of the performance share incentive opportunity; actual earned awards may range from 0 to 1.5 times the target opportunity based on performance. The amounts in the table reflect the target (or 100%) level of achievement, as follows: R. Carrión, $1,120,000; I. Alvarez, $357,500; C. Vázquez, $270,000; J. Ferrer, $220,000; and L. Soriano, $200,000.

(d) The amounts reported in the Non-Equity Incentive Plan Compensation column reflect: (i) the amounts earned by each NEO under the Corporation’s annual Short-Term Incentive Plan, as follows: R. Carrión, $1,926,073; I. Alvarez, $884,527; C. Vázquez, $680,355; J. Ferrer, $583,697; and L. Soriano, $522,300. The NEOs were eligible to participate in a 2015 annual cash incentive opportunity based on the achievement of their annual corporate, business unit and individual goals. The Short-Term Annual Cash Incentive section of the Compensation Discussion and Analysis, describes how the 2015 Short-Term Incentive Plan awards to the NEOs were determined; and (ii) one-third of the cash portion of the transition award granted on September 25, 2014, whose time- and performance-based vesting conditions were satisfied as determined by the Committee, as follows: R. Carrión, $350,000; I. Alvarez, $153,750; C. Vázquez, $162,500; and L. Soriano, $95,000. Mr. Ferrer was not eligible to receive a transition award.

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Compensation Discussion and Analysis

(e) No additional benefits in the defined benefit Retirement and Restoration Plans were earned in 2015 as they have been frozen since 2009. This column contains the required accounting representation of the annual change in present value of the pension benefit as of December 31st. With regard to 2015, pursuant to proxy rules, the present value of accrued benefits is not reflected in the Summary Compensation Table since it decreased during the year, mainly due to the increase in the discount rate used for measuring plan liabilities. These decreases were as follows: R. Carrión, $295,784 and C. Vázquez, $59,039. Messrs. Alvarez, Ferrer and Soriano are not eligible to participate in the Plan.

In 2014, the Corporation was required to indicate in this column the Corporation’s increased pension benefit liability due to the effect of the decrease in the market interest rate used to determine the Corporation’s pension benefit liability and the accounting recognition of improved life expectancy, evidenced by the Corporation’s adoption of updated mortality tables used in actuarial valuations.

Present value for changes in pension value were determined using year-end Statement of Financial Accounting Standard Codification Topic 715, Compensation - Retirement Benefits (ASC 715) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. The age to receive retirement benefits with no reductions is 55 provided the participant has completed 10 years of service. Each participating NEO has reached the aforementioned unreduced retirement eligibility.

(f) The amounts reported in the All Other Compensation column reflect, for each NEO, the sum of (i) the incremental cost to the Corporation of all perquisites and other personal benefits, (ii) the amounts contributed by the Corporation to the Savings Plan, and (iii) the change in value of retiree medical insurance coverage. The following table outlines those perquisites received by those NEOs with an aggregate value exceeding $10,000:

Types of Perquisites Received	Richard L. Carrión	Ignacio Alvarez	Carlos J. Vázquez	Javier D. Ferrer	Lidio V. Soriano

Non Work-related Security (i)	X
Company-Owned Vehicle (ii)	X	X	X	X	X
Other (iii)	X				X

(i) The incremental cost to the Corporation for Mr. Carrión’s personal security was $200,285.

(ii) The incremental cost to the Corporation for the use of company-owned vehicles by Mr. Carrión was $66,348.

(iii) Includes benefits provided to certain NEOs, the value of which does not exceed the greater of $25,000 or 10% of the total amount of benefits received by each NEO, such as (1) an annual physical examination; (2) spousal travel to Corporation-related events; and (3) personal tickets to events sponsored by the Corporation.

The following table shows the Corporation’s match under the Puerto Rico Savings and Investment Plan:

Corporation’s Match to Savings Plan ($)
Richard L. Carrión	$5,300
Ignacio Alvarez	5,300
Carlos J. Vázquez	3,750
Javier D. Ferrer	5,300
Lidio V. Soriano	3,481

Popular, Inc. 2016 Proxy Statement    43

Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS

The following table details all equity and non-equity plan-based awards granted to each of the NEOs during fiscal year 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant date fair value of stock and option awards ($) (d)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard L. Carrión										$2,800,000
2015 Short-Term Cash Incentive			$560,000	$1,400,000	$2,100,000
Restricted Stock	29-Apr-15	27-Feb-15							50,345
Performance Shares	29-Apr-15	27-Feb-15				16,782	33,563	50,345
Ignacio Alvarez										893,750
2015 Short-Term Cash Incentive			250,250	643,500	965,250
Restricted Stock	29-Apr-15	27-Feb-15							16,070
Performance Shares	29-Apr-15	27-Feb-15				5,357	10,713	16,070
Carlos J. Vázquez										675,000
2015 Short-Term Cash Incentive			202,500	540,000	810,000
Restricted Stock	29-Apr-15	27-Feb-15							12,137
Performance Shares	29-Apr-15	27-Feb-15				4,046	8,091	12,137
Javier D. Ferrer										550,000
2015 Short-Term Cash Incentive			165,000	440,000	660,000
Restricted Stock	29-Apr-15	27-Feb-15							9,890
Performance Shares	29-Apr-15	27-Feb-15				3,296	6,593	9,890
Lidio V. Soriano										500,000
2015 Short-Term Cash Incentive			150,000	400,000	600,000
Restricted Stock	29-Apr-15	27-Feb-15							8,991
Performance Shares	29-Apr-15	27-Feb-15				2,997	5,993	8,991

(a) This section includes the 2015 short-term cash incentive. The amounts shown in the “Threshold” column assumes that the leadership component did not meet performance “Threshold”, but the NEOs are awarded with the minimum level for the Corporation and Business Unit goals; however, these portions are not guaranteed. The actual short-term annual incentive awards for 2015 performance were as follows: R. Carrión, $1,926,073; I. Alvarez, $884,527; C. Vázquez, $680,355; J. Ferrer, $583,697; and L. Soriano, $522,300.

(b) This section includes the performance shares awarded on February 27, 2015; the number of shares was determined based on the closing price of the Corporation’s common stock on the grant date of April 29, 2015 ($33.37). The shares will vest on the third anniversary of the approval date, subject to the Corporation’s achievement of certain performance goals during the performance cycle. The performance goals will be based on two performance metrics weighted equally: the TSR and the absolute cumulative EPS goals. The performance cycle is a three year period beginning on January 1 of the calendar year of the approval date and ending on December 31 of the third year. Each performance goal will have a defined minimum threshold (i.e., minimum result for which an incentive would be earned equivalent to one-half of target number of shares), target (i.e., result at which 100% of the incentive would be earned) and maximum level of performance (i.e., result at which 1.5 times the incentive target would be earned).

(c) This section includes the restricted stock awarded on February 27, 2015; the number of shares was determined based on the closing price of the Corporation’s common stock on the grant date of April 29, 2015 ($33.37). The shares will vest (i.e., no longer to be subject to forfeiture) as follows: 80% will vest in equal installments on each of the first four anniversaries of the approval date and 20% will vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service with the Corporation or age 60 with 5 years of service with the Corporation.

(d) The amounts reported in this column represent the grant date fair value of both performance shares and restricted stock.

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Compensation Discussion and Analysis

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the Corporation’s common stock price of $28.34 as of December 31, 2015).

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name

Richard L. Carrión	88,598	$2,510,867	50,827	$1,440,437
Ignacio Alvarez	26,872	761,552	18,297	518,537
Carlos J. Vázquez	24,219	686,366	16,106	456,444
Javier D. Ferrer	9,890	280,283	6,593	186,846
Lidio V. Soriano	15,637	443,153	10,679	302,643

(a) Vesting dates of shares or units of stock that have not vested:

	2005 Award (i)	2006 Award (i)	2014 Award (ii)	2015 Award (iii)	Total

Richard L. Carrión	6,069	6,931	25,253	50,345	88,598
Ignacio Alvarez			10,802	16,070	26,872
Carlos J. Vázquez		601	11,481	12,137	24,219
Javier D. Ferrer				9,890	9,890
Lidio V. Soriano			6,646	8,991	15,637

(i)	The shares will vest upon termination of employment on or after age 55 and completing 10 years of service.

(ii)	The shares will vest on February 27, 2016.

(iii)	80% of the shares will vest in equal installments on each of the first four anniversaries of the approval date (February 27, 2015) and 20% will vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(b) Vesting dates of unearned shares, units or other rights that have not vested:

	2014 Transition Stock Award (i)	2015 Performance Shares Award (ii)	Total

Richard L. Carrión	17,264	33,563	50,827
Ignacio Alvarez	7,584	10,713	18,297
Carlos J. Vázquez	8,015	8,091	16,106
Javier D. Ferrer		6,593	6,593
Lidio V. Soriano	4,686	5,993	10,679

(i)	The shares will vest on September 25, 2016, subject to net income performance condition.
(ii)	The number of performance shares shown in the tables above is based on achievement of target performance. The shares will vest on February 27, 2018, subject to the Corporation’s achievement of certain performance goals. Refer to note b of the Grants of Plan-Based Awards Table.

Popular, Inc. 2016 Proxy Statement    45

Compensation Discussion and Analysis

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2015

The following table includes certain information with respect to the vesting of stock awards during 2015.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)

Richard L. Carrión	42,391	$1,356,183
Ignacio Alvarez	17,868	570,720
Carlos J. Vázquez	18,999	606,989
Javier D. Ferrer	—	—
Lidio V. Soriano	4,686	141,611

(a) Value represents the number of shares that vested multiplied by the closing market value of our common stock on the applicable vesting date.

POST-TERMINATION COMPENSATION

The Corporation offers comprehensive retirement benefits to all eligible employees, including NEOs. These retirement benefits are summarized below.

Puerto Rico

Retirement Plan

The Retirement Plan was frozen with regard to all future benefit accruals after April 30, 2009. The Retirement Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with fewer than 10 years of benefit service. These actions also applied to the related retirement benefit restoration plans described below.

The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with five years of service and, in general, benefits are paid for life in the form of a single life annuity plus supplemental death benefits, and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Retirement Plan is qualified in accordance with the U.S. Internal Revenue Code, which establishes limits on compensation and benefits. The Retirement Plan is also qualified under the laws of Puerto Rico.

The Corporation has adopted two Benefit Restoration Plans (“Restoration Plans”), which are not qualified in accordance with the U.S. Internal Revenue Code and are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the U.S. Internal Revenue Code. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through an ERISA pension trust that is qualified under the laws of Puerto Rico.

In addition, BPPR contributes to an irrevocable trust to maintain a source of funds for payment of benefit restoration liabilities to all non-Puerto Rico resident participants.

The following table sets forth certain information with respect to the value of retirement payments accrued as of December 31, 2015 under the Corporation’s retirement plans for the NEOs eligible to participate under such plans.

Name	Plan Name	Number of Years of Credited Service through freeze date	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)

Richard L. Carrión	Retirement Plan	32.917	$1,342,422	—
	Benefit Restoration Plan		5,849,457	—
Carlos J. Vázquez	Retirement Plan	8.750	328,988	—
	Benefit Restoration Plan		870,231	—

* Messrs. Alvarez, Ferrer and Soriano are not eligible to participate in the Retirement Plan or Benefit Restoration Plan.

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Compensation Discussion and Analysis

(a) This column represents the present value of all future expected pension benefit payments. Values were determined using year-end ASC 715 assumptions with the exception that payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. Each participating NEO has reached the aforementioned unreduced retirement eligibility.

Normal retirement is upon reaching age 65 and completion of 5 years of service. The normal retirement benefit is equal to the sum of (a) 1.10% of the average final compensation multiplied by the years of credit up to a maximum of 10 years, plus (b) 1.45% for each additional year of credit up to a maximum of 20 additional years. Participants become eligible for early retirement upon the earlier of: (a) attainment of age 50 with sum of age and years of service equal or greater than 75, or (b) attainment of age 55 with 10 or more years of service.

Puerto Rico Savings and Investment Plan

The Popular, Inc. Puerto Rico Savings and Investment Plan is qualified under section 1081.01(a) and (d) of the Puerto Rico Internal Revenue Code of 2011, as amended. It allows eligible Puerto Rico-based employees of the Corporation and its subsidiaries who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre-tax or after-tax basis, subject to the maximum amount permitted by applicable tax laws. The Corporation matches 50% of employee pre-tax contributions up to six percent of the participant’s cash compensation in each payroll.

Puerto Rico Nonqualified Deferred Compensation Plan

The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain management or highly compensated Puerto Rico-based employees of the Corporation and its subsidiaries to defer receipt of a portion of their annual cash compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. The Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA. The Plan is not intended to be a tax qualified retirement plan under Section 1081 of the Puerto Rico Internal Revenue Code.

Benefits are normally distributed upon termination of employment, death or disability. Withdrawals during participant’s service are allowed due to financial hardship and post-secondary education. A participant shall be considered fully vested at all times. During 2015, Messrs. Alvarez and Vázquez participated in this plan.

The following table shows nonqualified deferred compensation activity and balances attributable to the Corporation’s NEOs:

Name	Executive Contribution in Last FY (2015) (a)	Registrant Contribution in Last FY (2015)	Aggregate Earnings in Last FY (2015)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (12/31/2015)

Ignacio Alvarez	—	—	($1,040)	—	$67,139
Carlos J. Vázquez	$8,327	—	(742)	—	47,555

(a) Amounts reported in this column are included in the Salary column of the Summary Compensation Table.

United States

USA Savings and Investment Plan

The Popular, Inc. 401(k) USA Savings and Investment Plan is qualified under section 401(a) and (k) of the United States Internal Revenue Code of 1986, as amended. It allows eligible U.S.-based employees of the Corporation’s subsidiaries who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre-tax basis, subject to the maximum amount permitted by applicable tax laws. The Corporation matches 50% of employee pre-tax contributions up to six percent of the participant’s cash compensation in each payroll.

Popular North America, Inc. Deferral Plan

The Popular North America, Inc. (“PNA”) Deferral Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees of PNA or its subsidiaries. Under this Plan, participants may elect to defer a portion of their annual cash compensation. The Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA and to comply with the requirements of Section 409A of the United States Internal Revenue Code relating to non-qualified deferred compensation. Benefits are normally payable upon termination of employment, death or disability. In-service distributions are permitted in accordance with Section 409A.

Popular, Inc. 2016 Proxy Statement    47

Compensation Discussion and Analysis

Employment and Change-of-Control Agreements

The Corporation does not have employment agreements or change of control agreements with its NEOs. Nevertheless, the Corporation’s 2004 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), contains provisions governing change of control with respect to outstanding equity awards. The Omnibus Plan was amended pursuant to stockholder approval at the Corporation’s 2013 Annual Meeting of Stockholders to increase the maximum total number of shares of common stock that the Corporation may issue under the Omnibus Plan and revise certain provisions pertaining to change of control, among others.

Awards granted prior to April 30, 2013

For awards granted under the Omnibus Plan before April 30, 2013, in the event of a change of control of the Corporation, all such outstanding options and stock appreciation rights become fully exercisable, and restrictions on outstanding restricted stock and restricted units lapse. In addition, outstanding long-term performance unit awards and performance share awards are to be paid in full at target within 30 days of the change of control. Participants may opt to receive such payments in cash. The Committee may, in its discretion, provide for cancellation of each option, stock appreciation right, restricted stock and restricted stock unit in exchange for a cash payment per share based upon the change of control price, which is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). However, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement occurs with respect to any option, stock appreciation rights, restricted stock, restricted unit, long-term performance unit award or performance share award if the Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.

For awards granted prior to April 30, 2013, a “Change of Control” occurs in general if: (i) any “person” (within the meaning of Section 3(a)(9) of the 1934 Act and excluding the Corporation, its subsidiaries or any employee benefit plan sponsored or maintained by the Corporation or its subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the stockholders of the Corporation approve (a) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.

Awards granted on or after April 30, 2013

For awards granted under the Omnibus Plan on or after April 30, 2013, the Omnibus Plan was amended to provide for “double-trigger” vesting in the event of a change of control (unless otherwise determined by the Committee or as otherwise set forth in an employment agreement or an award agreement). Accordingly, if a participant’s employment is terminated by the Corporation or any successor entity without Cause (as defined in the Omnibus Plan), or if the participant terminates employment for Good Reason (as defined in the Omnibus Plan), in each case upon or within two years after a change of control, each such award granted to such participant prior to the change of control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment. Any shares of common stock deliverable pursuant to restricted units will be delivered promptly (but no later than 15 days) following such participant’s termination of employment. Any outstanding performance shares as of the change of control date will be deemed earned at the greater of the target level or actual performance level through the change of control date (or if no target level is specified, the maximum level) with respect to all open performance periods. Performance shares will be subject to time-based vesting through the end of the original performance cycle for each such award, subject to accelerated vesting and the other applicable terms of such award.

In addition, for awards granted on or after April 30, 2013, the definition of the term “Change of Control” in the Omnibus Plan was amended to refer to the consummation (rather than the approval by the stockholders of the Corporation) of the transactions described therein.

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Compensation Discussion and Analysis

Payments Made upon Termination of Employment

Regardless of the circumstances pursuant to which NEOs terminate their employment with the Corporation, they are entitled to receive certain amounts earned during their employment in each case, subject to any CPP restrictions that may continue to apply. Such amounts include:

•	Amounts contributed to the Corporation’s Savings and Investment Plan, including the vested portion of the employer-sourced funds.

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Benefit Restoration Plan.

•	Awards under the Senior Executive Long-Term Incentive Plan granted in years 1997-1999 in the form of deferred stock.

•	Any balances in the non-qualified deferred compensation plans.

The following additional payments may be made:

A. If the termination is due to retirement:

•	Non-equity compensation awards earned for the time worked.

•	All unvested restricted stock and stock options become fully vested at the time of retirement, with the following exceptions: (i) the vesting of restricted stock issued pursuant to CPP limitations may not be accelerated as it requires a 2-year service period subsequent to grant; and (ii) the vesting of restricted stock granted pursuant to the transition award in September 2014 may only be accelerated with regard to the requirement for continued employment upon the consent of the Compensation Committee and would remain subject to the achievement of the related performance condition. For grants prior to January 2014, retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service (except when termination is for cause). For grants after January 2014, the retirement definition was modified to be termination of employment on or after attaining the earlier of: (x) age 55 and completing 10 years of service, or (y) age 60 and 5 years of service (except when termination is for cause).

B. If termination is due to resignation:

•	Restricted stock granted under the 2004 Omnibus Incentive Plan is forfeited upon termination of employment.

C. If termination is without cause:

•	Restricted stock vesting will be pro-rated for the period of active service in the applicable vesting period, with the following exceptions: (i) the vesting of restricted stock issued pursuant to CPP limitations may not be pro-rated as it requires a 2-year service period subsequent to grant; and (ii) the vesting of restricted stock granted pursuant to the transition award in September 2014 would be vested in full with regard to the requirement for continued employment and would remain subject to the achievement of the related performance condition.

Popular, Inc. 2016 Proxy Statement    49

Compensation Discussion and Analysis

Post-Termination Compensation Table

The following table and footnotes describe certain potential payments that each NEO would receive upon termination of employment or a change of control as of December 31, 2015.

The table does not include:

•	Compensation or benefits previously earned by the NEO or equity awards that are fully vested.

•	The value of pension benefits that are disclosed in the Pension Benefits table above.

•	The amounts payable under deferred compensation plans that are disclosed in the Nonqualified Deferred Compensation Plan table above.

		Long-Term Incentive Plan ($)(b)
Name and Termination Scenarios(a)	Total ($)	Restricted Stock	Performance Shares	Senior Executive Long-Term Incentive Plan(e)

Richard L. Carrión
Retirement	$1,945,916	$1,795,197	$ —	$150,719
Death & Disability	3,612,790	2,510,867	951,204	150,719
Change of Control(c)	4,102,051	3,000,129	951,204	150,719
Resignation(d)	1,945,916	1,795,197	—	150,719
Termination With Cause	150,719	—	—	150,719
Termination Without Cause	2,262,984	1,795,197	317,068	150,719
Ignacio Alvarez
Retirement	—	—	—	—
Death & Disability	1,065,187	761,552	303,635	—
Change of Control(c)	1,280,118	976,483	303,635	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	279,586	178,374	101,212	—
Carlos J. Vázquez
Retirement	360,995	360,995	—	—
Death & Disability	915,694	686,366	229,327	—
Change of Control(c)	1,142,839	913,512	229,327	—
Resignation(d)	360,995	360,995	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	437,437	360,995	76,442	—
Javier D. Ferrer
Retirement	—	—	—	—
Death & Disability	467,128	280,283	186,846	—
Change of Control(c)	467,128	280,283	186,846	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	166,438	104,157	62,282	—
Lidio V. Soriano
Retirement	—	—	—	—
Death & Disability	613,023	443,153	169,870	—
Change of Control(c)	745,824	575,954	169,870	—
Resignation	—	—	—	—
Termination With Cause	—	—	—	—
Termination Without Cause	149,816	93,193	56,623	—

(a) The annual performance incentive is not guaranteed; therefore, if termination of employment takes place before the date the award is paid, the NEO would not be entitled to receive the award.

(b) Values of equity grants are based on $28.34, the Corporation’s common stock closing price as of December 31, 2015. Termination provisions based on type of termination prior to vesting:

50    Popular, Inc. 2016 Proxy Statement

Proposals of Stockholders to be Presented at the 2017 Annual Meeting of Stockholders

	Regular Restricted Stock	CPP Compliant Restricted Stock	Transition Award Restricted Stock	Performance Shares
Retirement	Become Vested	Forfeiture	Forfeiture*	Contingent Vesting
Death & Disability	Become Vested	Become Vested	Contingent Vesting**	Become Vested
Change of Control	Become Vested	Become Vested	Become Vested	Become Vested
Resignation	Forfeiture	Forfeiture	Forfeiture	Forfeiture
Termination With Cause	Forfeiture	Forfeiture	Forfeiture	Forfeiture
Termination Without Cause	Prorated Vesting	Forfeiture	Contingent Vesting**	Prorated Vesting

* Upon retirement, the transition restricted stock vesting may only be accelerated upon approval of Compensation Committee and will remain subject to the performance conditions.

** Pursuant to the terms of the transition award, upon death, disability or termination without cause, any unvested restricted stock and deferred cash incentive will become vested and payable as originally scheduled, subject to the satisfaction of the relevant performance conditions.

(c) With regard to change of control, the following amounts are subject to single trigger: R. Carrión, $1,084,090; I. Alvarez, $306,129; C. Vázquez, $342,404; J. Ferrer, $0; and L. Soriano, $188,348. The following amounts are subject to double trigger: R. Carrión, $2,867,243; I. Alvarez, $973,989; C. Vázquez, $800,435; J. Ferrer, $467,128; and L. Soriano, $557,476.

(d) For Mr. Carrión and Mr. Vázquez, any resignation would be considered retirement since they are retirement-eligible. The other NEOs are not retirement eligible as of December 31, 2015.

(e) The Senior Executive Long-Term Incentive Plan was a performance-based plan with a three-year performance period. Awards were made under the plan in 1997, 1998 and 1999 based on the Corporation’s performance during the respective preceding three-year performance periods. The plan had financial targets such as return on equity and stock appreciation. The plan gave NEOs the choice of receiving the incentive in cash or common stock. If they chose common stock, the compensation was deferred in the form of common stock until termination of employment. These are dollar values using the number of shares awarded at the time and the dividends (in shares) received, multiplied by the closing price of common stock on December 31, 2015 ($28.34).

Under Puerto Rico law, if any employee (including NEOs) is terminated from his employment without “just cause”, as said term is defined by Puerto Rico Law No. 80 of May 30, 1976, he would be entitled to a statutory severance payment, which is calculated as follows: (i) employees with less than five years of employment—two months of compensation plus an additional one week of compensation per year of service; (ii) employees with five through fifteen years of employment—three months of compensation plus two weeks of compensation per year of service; (iii) employees with more than fifteen years of employment—six months of compensation plus three weeks of compensation per year of service.

PROPOSALS OF STOCKHOLDERS TO BE PRESENTED AT THE

2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholder requests to have a proposal included in the Corporation’s Proxy Statement should be directed to the attention of the Corporation’s Chief Legal Officer at the address of the Corporation set forth in the Notice of Annual Meeting included in this Proxy Statement. The deadline for submission of a proposal for inclusion in the Corporation’s proxy statement for the 2017 annual meeting of stockholders is November 9, 2016. Under the Corporation’s Restated By-laws, if a stockholder wishes to submit a matter for consideration at the 2017 annual meeting of stockholders (including any stockholder proposal or director nomination), a stockholder must submit such matter in writing to the Corporate Secretary at the Corporation’s principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the 2017 annual meeting of stockholders is more than 30 days before or after such anniversary date, notice by a stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting, whichever occurs first. Such proposal, however, would not be included in the proxy statement for such meeting. Stockholders may obtain a copy of the Corporation’s Restated By-laws by writing to the Corporate Secretary at the address set forth above.

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Proposals of Stockholders to be Presented at the 2017 Annual Meeting of Stockholders

The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Popular, Inc.

In San Juan, Puerto Rico, March 9, 2016.

Chairman of the Board and Chief Executive Officer	Secretary

YOU MAY REQUEST A COPY, FREE OF CHARGE, OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015, AS FILED WITH THE SEC (WITHOUT EXHIBITS), THROUGH OUR WEBSITE, WWW.POPULAR.COM, OR BY CALLING (787) 765-9800 OR WRITING TO COMPTROLLER, POPULAR, INC., P.O. BOX 362708, SAN JUAN, PR 00936-2708.

52    Popular, Inc. 2016 Proxy Statement

POPULAR®

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Paper from responsible sources
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C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735-9544	IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

Popular, Inc. encourages you to take advantage of the convenient ways to vote for matters to be covered at the 2016 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Please mark, sign, date and return this proxy card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00779-P74071    KEEP THIS PORTION FOR YOUR RECORDS

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        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

2016 Annual Meeting Proxy Card
The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.
(1)	To elect three directors assigned to “Class 2” of the Board of Directors of the Corporation for a three-year term:	For	Against	Abstain		For	Against	Abstain
	1a. Joaquín E. Bacardí, III 1b. John W. Diercksen 1c. David E. Goel	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	(3) To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2016.	☐	☐	☐
(2)	To approve an advisory vote of the Corporation’s executive compensation.	☐	☐	☐	Such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3.

PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2016 Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

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E00780-P74071

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Richard L. Carrión, Carlos J. Vázquez and Ignacio Alvarez or any one or more of them as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote as designated on the reverse side all the shares of common stock of Popular, Inc. held of record by the undersigned on February 26, 2016, at the Annual Meeting of Stockholders to be held on the PH Floor of the Popular Center Building, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, on April 26, 2016, at 9:00 a.m., local time, or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.